SCHEDULE 14A INFORMATION
                                 (Rule 14a-101)
                    INFORMATION REQUIRED IN PROXY STATEMENT
                            SCHEDULE 14A INFORMATION
              Proxy Statement Pursuant to Section 14(a) of the
            Securities Exchange Act of 1934 (Amendment No.     )

      Filed by the registrant                      [X]
      Filed by a party other than the registrant   [ ]
      Check the appropriate box:
      [X]  Preliminary proxy statement
      [ ]  Definitive proxy statement
      [ ]  Definitive additional materials
      [ ]  Soliciting material pursuant to Rule 14a-11(c) or Rule 14a-12

                           RJR Nabisco Holdings Corp.
________________________________________________________________________________
                (Name of Registrant as Specified in Its Charter)

                                    N/A
________________________________________________________________________________
                   (Name of Person(s) Filing Proxy Statement)

Payment of filing fee (Check the appropriate box):

[X]  $125 Exchange Act Rule 0-11(c)(1)(ii), 14a-6(i)(1), or 14a-6(j)(2).

[ ] $500 per each party to the controversy pursuant to Exchange Act Rule 14a-6(i)(3).

[ ]  Fee computed on table below per Exchange Act Rules 14a-6(i)(4) and 0-11.

   (1) Title of each class of securities to which transaction applies:

       _________________________________________________________________________

   (2) Aggregate number of securities to which transactions applies:

       _________________________________________________________________________

   (3) Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11:(1)

       _________________________________________________________________________

   (4) Proposed maximum aggregate value of transaction:

       _________________________________________________________________________

[ ] Check box if any part of the fee is offset as provided by Exchange Act Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the form or schedule and the date of its filing.

     (1) Amount previously paid:

       _________________________________________________________________________

     (2) Form, schedule or registration statement no.:

       _________________________________________________________________________

     (3) Filing party:

       _________________________________________________________________________

     (4) Date filed:

       _________________________________________________________________________

- ------------

(1) Set forth the amount on which the filing fee is calculated and state how it was determined.

                             [RJR NABISCO LOGO]

                           RJR NABISCO HOLDINGS CORP.

                                                                March [  ], 1995

Dear Stockholder:

    You are cordially invited to attend the 1995 Annual Meeting of Stockholders of RJR Nabisco Holdings Corp. The meeting will be held at 2:00 p.m. (local time) on Wednesday, April 12, 1995 at Le Centre Sheraton, 1201 Boulevard Rene-Levesque Ouest, Montreal, Quebec, Canada. The Company has important food and tobacco operations in Montreal.

    Please note that attendance at the Annual Meeting will be limited to stockholders as of the record date (or their authorized representatives) and to guests of the company. If your shares are registered in your name and you plan to attend the Annual Meeting, please mark the appropriate box on the enclosed proxy card and you will be pre-registered for the meeting. If your shares are held of record by a broker, bank or other nominee and you plan to attend the meeting, you must also pre-register by returning the registration card forwarded to you by your bank or broker. Stockholders who are not pre-registered will only be admitted to the Annual Meeting upon verification of stock ownership.

    Please give these proxy materials your careful attention. It is important that your shares be represented and voted at the Annual Meeting regardless of the size of your holdings. Accordingly, whether or not you plan to attend the Annual Meeting, please complete, sign, date and return the accompanying proxy card in the enclosed envelope in order to make certain that your shares will be represented at the Annual Meeting.

                                             Sincerely,

                                             CHARLES M. HARPER

                                             CHARLES M. HARPER
                                             Chairman and Chief Executive
                                             Officer

          IMPORTANT: YOUR PROXY CARD IS ENCLOSED IN THE
  ADDRESS WINDOW OF THE ENVELOPE CONTAINING THIS MATERIAL

                             [RJR NABISCO LOGO]

                           RJR NABISCO HOLDINGS CORP.

                    NOTICE OF ANNUAL MEETING OF STOCKHOLDERS
                                 APRIL 12, 1995

To the Stockholders:

    The Annual Meeting of Stockholders of RJR Nabisco Holdings Corp., a Delaware corporation ("Holdings"), will be held at Le Centre Sheraton, 1201 Boulevard Rene-Levesque Ouest, Montreal, Quebec H3B 2L7, Canada, at 2:00 p.m., local time, on Wednesday, April 12, 1995 for the following purposes:

       1. To elect twelve Directors to serve until the 1996 annual meeting of stockholders and until their respective successors are duly elected and qualified;

       2. To ratify the appointment of Deloitte & Touche as independent auditors for Holdings' 1995 fiscal year;

       3. To approve an amendment to Holdings' Certificate of Incorporation to effect a one-for-five reverse split of Holdings' Common Stock and to reduce the number of authorized shares of Common Stock;

       4. To act on four stockholder proposals if presented by their proponents; and

       5. To transact such other business as may be properly brought before the meeting and any adjournments or postponements thereof.

    Only holders of record of Holdings' Common Stock, Series C Conversion Preferred Stock and ESOP Convertible Preferred Stock as of the close of business on March 16, 1995 are entitled to notice of and to vote at the annual meeting and any adjournments or postponements thereof. A list of such stockholders may be examined for any purpose germane to the meeting at Le Centre Sheraton during the ten-day period preceding the meeting.

                                          JO-ANN FORD
                                          Vice President and Secretary

New York, New York
March [  ], 1995

        YOUR VOTE IS IMPORTANT. ACCORDINGLY, YOU ARE URGED TO COMPLETE,
          SIGN, DATE AND RETURN THE ACCOMPANYING PROXY CARD WHETHER OR
                      NOT YOU PLAN TO ATTEND THE MEETING.

                           RJR NABISCO HOLDINGS CORP.
                          1301 AVENUE OF THE AMERICAS
                               NEW YORK, NY 10019

                                PROXY STATEMENT

    This Proxy Statement and enclosed form of proxy are being furnished commencing on or about March [ ], 1995 in connection with the solicitation by the Board of Directors of RJR Nabisco Holdings Corp., a Delaware corporation ("Holdings"), of proxies in the enclosed form for use at the annual meeting of stockholders to be held on April 12, 1995 for the purposes set forth in the accompanying Notice of Annual Meeting of Stockholders. Any proxy given pursuant to such solicitation and received in time for the meeting will be voted as specified in such proxy. If no instructions are given, proxies will be voted FOR the election of the nominees listed below under the caption "Election of Directors--Information Concerning the Nominees", FOR the ratification of the appointment of Deloitte & Touche as independent auditors for Holdings' 1995 fiscal year, FOR the amendment to the Certificate of Incorporation, AGAINST the four stockholder proposals, and in the discretion of the proxies named on the proxy card with respect to any other matters properly brought before the meeting and any adjournments thereof. Any proxy may be revoked by written notice received by the Secretary of Holdings at any time prior to the voting thereof, by submitting a subsequent proxy or by attending the meeting and voting in person.

    Only holders of record of Holdings' voting securities as of the close of business on March 16, 1995 are entitled to notice of and to vote at the annual meeting and any adjournments or postponements thereof. As of the record date,
the following shares of voting securities were outstanding: [         ] shares
of Common Stock, par value $.01 per share ("Common Stock"), 26,675,000 shares of Series C Conversion Preferred Stock, par value $.01 per share ("PERCS"), and 15,322,114 shares of ESOP Convertible Preferred Stock, par value $.01 per share and stated value $16 per share ("ESOP Preferred Stock"). All issued shares of PERCS are held by First Chicago Trust Company of New York as Depositary for holders of Series C Depositary Shares ("Series C Depositary Shares"). Each Series C Depositary Share represents one-tenth of a share of PERCS.

    Each share of Common Stock, PERCS and ESOP Preferred Stock, voting together as a single class, entitles the record date holder thereof to one vote on the proposals to elect directors, ratify the appointment of auditors and amend the Certificate of Incorporation, as well as on the four stockholder proposals and all other matters properly brought before the meeting. Holders of shares of Common Stock are also entitled to vote as a separate class on the proposal to amend the Certificate of Incorporation.

    The presence of a majority of the combined outstanding shares of Common Stock, PERCS and ESOP Preferred Stock, represented in person or by proxy at the meeting, will constitute a quorum. Shares represented by proxies that are marked "abstain" will be counted as shares present for purposes of determining the presence of a quorum on all matters. Proxies relating to "street name" shares that are voted by brokers on some but not all of the matters will be treated as shares present for purposes of determining the presence of a quorum on all matters, but will not be treated as shares entitled to vote at the annual meeting on those matters as to which authority to vote is withheld by the broker ("broker non-votes"). The twelve nominees receiving the highest vote totals will be elected as Directors of Holdings. Accordingly, abstentions and broker non-votes will not affect the outcome of the election. All other matters to be voted on (other than the proposed amendment to Holdings' Certificate of Incorporation) will be decided by the affirmative vote of a majority of the shares present or represented at the meeting and entitled to vote. On any such matter, an abstention will have the same effect as a negative vote but, because shares held by brokers will not be considered entitled to vote on matters as to which the brokers withhold authority, a broker non-vote will have no effect on the vote. The proposed amendment to Holdings' Certificate of Incorporation will require the affirmative vote of both a majority of the issued and outstanding Common Stock and a majority of the combined outstanding shares of Common Stock, PERCS and ESOP Preferred Stock; accordingly, with respect to the proposed amendment, abstentions and broker non-votes will have the same effect as negative votes.

    A proxy card is enclosed for your use. YOU ARE SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS TO COMPLETE, SIGN, DATE AND RETURN THE PROXY CARD IN THE ACCOMPANYING ENVELOPE, which is postage-paid if mailed in the United States.

    Securities and Exchange Commission ("SEC") rules require that an annual report precede or accompany proxy materials. However, if you are a stockholder of record and have your shares registered in more than one account at the same address, you may wish to authorize Holdings to discontinue sending annual and quarterly reports to all but one of your accounts. You can eliminate such duplicate mailings by marking the appropriate box on the proxy card for any account for which you do not wish to receive reports. You will, however, continue to receive proxy statements and proxy cards to vote the shares for all of your accounts.

                         ITEM 1--ELECTION OF DIRECTORS

INFORMATION CONCERNING THE NOMINEES

    At the upcoming annual meeting, a board of twelve Directors will be elected to hold office until the next annual meeting of stockholders and until their successors have been elected and qualified. Directors are elected by a plurality of the votes cast. Although management does not anticipate that any of the persons named below will be unable or unwilling to stand for election, in the event of such an occurrence, proxies may be voted for a substitute designated by the Board of Directors. All of the Board of Directors' nominees were elected to their present terms by the stockholders in May 1994, except Mr. Chambers who was elected to his present term in November 1994.

    Background information appears below with respect to the Board of Directors' nominees for election, all of whom are incumbent Directors. See "Security Ownership of Management" and "Security Ownership of Certain Beneficial Owners" for information regarding such persons' holdings of equity securities of Holdings.

                                 YEAR     BUSINESS EXPERIENCE DURING PAST FIVE
                                 FIRST                   YEARS
    NAME                   AGE  ELECTED          AND OTHER INFORMATION
- -------------------------  ---  -------  --------------------------------------
John T. Chain, Jr........  60     1994   Executive Vice President, Safety and
                                          Corporate Support, Burlington Northern
                                          Railroad since 1991. For more than
                                          five years prior thereto, General
                                          (Commander-in-Chief, Strategic Air
                                          Command), United States Air Force.
                                          Member of the Board of Directors of
                                          Nabisco Holdings Corp. ("Nabisco"),
                                          Kemper Corporation and Northrop
                                          Grumman Corporation.
Julius L. Chambers.......  58     1994   Chancellor, North Carolina Central
                                          University since January 1993. For
                                          more than five years prior thereto,
                                          Director-Counsel, NAACP Legal
                                          Defense and Educational Fund, Inc.
                                          Member of the Board of Directors of
                                          First Union National Bank (Durham,
                                          NC).
John L. Clendenin........  60     1994   Chairman of the Board and Chief
                                          Executive Officer, BellSouth
                                          Corporation for more than five
                                          years. Member of the Board of
                                          Directors of BellSouth Corporation,
                                          Coca-Cola Enterprises Inc., Equifax
                                          Inc., National Service Industries,
                                          Inc., Providian Corporation, Springs
                                          Industries, Inc., The Kroger
                                          Company, The New York Stock
                                          Exchange, Inc. and Wachovia
                                          Corporation.

                                 YEAR     BUSINESS EXPERIENCE DURING PAST FIVE
                                 FIRST                   YEARS
    NAME                   AGE  ELECTED          AND OTHER INFORMATION
- -------------------------  ---  -------  --------------------------------------
H. John Greeniaus........  50     1992   President, Chief Executive Officer and
                                          Director of Nabisco since October
                                          1994; Chairman and Chief Executive
                                          Officer of Nabisco, Inc. since May
                                          1993 and prior thereto President,
                                          Nabisco since 1992. From 1987-1991,
                                          President and Chief Executive
                                          Officer, Nabisco. Member of the
                                          Board of Directors of Nabisco.
Charles M. Harper........  67     1993   Chairman and Chief Executive Officer
                                          of Holdings since May 1993. For more
                                          than five years prior thereto,
                                          Chairman and, until 1992, Chief
                                          Executive Officer of ConAgra, Inc.
                                          Member of the Board of Directors of
                                          Nabisco, ConAgra, Inc., E.I. du Pont
                                          de Nemours and Company, Norwest
                                          Corp., Peter Kiewit Sons', Inc. and
                                          Valmont Industries, Inc.
James W. Johnston........  48     1992   Chairman and Chief Executive Officer
                                          of R.J. Reynolds Tobacco Company since
                                          1989 and Chairman of R. J. Reynolds
                                          Tobacco Worldwide since October
                                          1993. Member of the Board of
                                          Directors of Sealy Corporation and
                                          Wachovia Corporation.
Henry R. Kravis(1).......  51     1989   General Partner of Kohlberg Kravis
                                          Roberts & Co. ("KKR") since its
                                          establishment in 1976 and a General
                                          Partner of KKR Associates since its
                                          establishment. Member of the Board
                                          of Directors of Nabisco, American Re
                                          Corporation, AutoZone, Inc., Borden,
                                          Inc., Duracell International Inc.,
                                          Flagstar Companies, Inc., Flagstar
                                          Corporation, IDEX Corporation, K-III
                                          Communications Corp., Owens-Illinois,
                                          Inc., Owens-Illinois Group, Inc.,
                                          Safeway Inc., The Stop & Shop
                                          Companies, Inc., Union Texas
                                          Petroleum Holdings, Inc. and World
                                          Color Press, Inc.
John G. Medlin, Jr.......  61     1989   Chairman of Wachovia Corporation for
                                          more than five years and Chief
                                          Executive Officer until December
                                          1993. Member of the Board of
                                          Directors of Nabisco, Wachovia
                                          Corporation, BellSouth Corporation,
                                          Burlington Industries, Inc., Media
                                          General, Inc., National Services
                                          Industries, Inc. and USAir Group,
                                          Inc.
Rozanne L. Ridgway.......  59     1989   Co-Chair of the Atlantic Council of
                                          the United States since January 1993
                                          and President of the Council from
                                          1989-1992. From 1985-1989, Assistant
                                          Secretary of State for European and
                                          Canadian Affairs. Member of the
                                          Board of Directors of Bell Atlantic
                                          Corporation, The Boeing Company,
                                          Citicorp, Emerson Electric Co.,
                                          Minnesota Mining and Manufacturing
                                          Company, Sara Lee Corporation and
                                          Union Carbide Corp.
Clifton S. Robbins.......  37     1988   General Partner of KKR and KKR
                                          Associates since January 1995 and an
                                          executive of KKR and a limited
                                          partner of KKR Associates for more
                                          than five years prior thereto.
                                          Member of the Board of Directors of
                                          Borden, Inc., Flagstar Companies,
                                          Inc., Flagstar Corporation, IDEX
                                          Corporation and The Stop & Shop
                                          Companies, Inc.

                                 YEAR     BUSINESS EXPERIENCE DURING PAST FIVE
                                 FIRST                   YEARS
    NAME                   AGE  ELECTED          AND OTHER INFORMATION
- -------------------------  ---  -------  --------------------------------------
George R. Roberts(1).....  51     1989   General Partner of KKR since its
                                          establishment in 1976 and a General
                                          Partner of KKR Associates since its
                                          establishment. Member of the Board
                                          of Directors of Nabisco, American Re
                                          Corporation, AutoZone, Inc., Borden,
                                          Inc., Duracell International Inc.,
                                          Flagstar Companies, Inc., Flagstar
                                          Corporation, IDEX Corporation, K-III
                                          Communications Corp.,
                                          Owens-Illinois, Inc., Owens-Illinois
                                          Group, Inc., Red Lion Properties
                                          Inc., Safeway Inc., The Stop & Shop
                                          Companies, Inc. and Union Texas
                                          Petroleum Holdings, Inc.
Scott M. Stuart..........  35     1988   General Partner of KKR and KKR
                                          Associates since January 1995 and an
                                          executive of KKR and a limited
                                          partner of KKR Associates for more
                                          than five years prior thereto.
                                          Member of the Board of Directors of
                                          Borden, Inc., Duracell International
                                          Inc. and World Color Press, Inc.

- ------------

(1) Messrs. Kravis and Roberts are first cousins.

    THE BOARD OF DIRECTORS RECOMMENDS THAT THE STOCKHOLDERS VOTE FOR THE ELECTION OF EACH NOMINEE FOR DIRECTOR NAMED ABOVE.

MEETINGS AND COMMITTEES OF THE BOARD

    The Board of Directors met nine times during the 1994 fiscal year. During 1994, all incumbent Directors attended at least 75% of the meetings of the Board of Directors and the committees thereof on which they served except Mr. Roberts.

    The standing committees of the Board of Directors include the Executive Committee, the Audit Committee, the Compensation Committee and the JFEW Special Committee. The Board of Directors does not have a nominating committee and the usual functions of such a committee have been performed by the entire Board of Directors.

    Executive Committee. The Executive Committee has authority to act for the Board on most matters during intervals between Board meetings. The Executive Committee, whose current members are Messrs. Harper, Chain, Kravis and Medlin, met three times during the 1994 fiscal year.

    Audit Committee. The Audit Committee has the principal function of reviewing the adequacy of Holdings' internal system of accounting controls, conferring with the independent auditors and the internal auditors concerning the scope of their examinations of the books and records of Holdings and its subsidiaries, reviewing with appropriate personnel actions taken to ensure compliance with Holdings' Code of Conduct, recommending to the Board of Directors the appointment of independent auditors and considering other appropriate matters regarding the financial affairs of Holdings and its subsidiaries. The Audit Committee, whose current members are Messrs. Medlin and Chambers and Ms. Ridgway, held three meetings during the 1994 fiscal year.

    Compensation Committee. The Compensation Committee makes recommendations to the Board with respect to compensation and grants of stock options to management employees. In addition, the Compensation Committee administers plans and programs relating to employee benefits, incentives and compensation. The Compensation Committee, whose current members are Messrs. Chain and Clendenin, met seven times during the 1994 fiscal year.

    JFEW Special Committee. The JFEW Special Committee was established in October 1993 in connection with the settlement of a stockholder derivative suit entitled Jewish Foundation for Education of Women v. Kohlberg Kravis Roberts & Co. et. al. The purpose of the JFEW Special Committee is to monitor KKR's performance of services for Holdings pursuant to the Retainer Agreement dated November 2, 1993 between KKR and Holdings (the "Retainer Agreement"). The JFEW Special Committee, whose current members are Mr. Medlin and Ms. Ridgway, met three times during the 1994 fiscal year.

SECURITY OWNERSHIP OF MANAGEMENT

    The following table sets forth certain information, as of March 16, 1995, regarding the beneficial ownership of (i) Common Stock and (ii) Class A Common Stock, par value $.01 per share, of Nabisco Holdings Corp., a Delaware corporation ("Nabisco"), by each director of Holdings, by each of the five most highly compensated executive officers of Holdings during the last fiscal year and by all directors and executive officers of Holdings as a group. Nabisco was a wholly-owned indirect subsidiary of Holdings prior to the January 1995 initial public offering by Nabisco of its Class A Common Stock. As of March 16, 1995, Holdings indirectly owned all 213,250,000 shares of Nabisco Class B Common Stock outstanding, which represent approximately 80.5% of the economic interest in Nabisco and approximately 97.6% of the combined voting power of all classes of Nabisco voting stock. Except as otherwise noted, the persons named in the table below do not own any other capital stock of Holdings or Nabisco and have sole voting and investment power with respect to all shares shown as beneficially owned by them.

                                                                            NUMBER OF SHARES OF
                             NUMBER OF SHARES OF                              NABISCO CLASS A       PERCENT OF NABISCO
                            HOLDINGS COMMON STOCK    PERCENT OF HOLDINGS        COMMON STOCK             CLASS A
NAME OF BENEFICIAL OWNER    BENEFICIALLY OWNED(1)       COMMON STOCK      BENEFICIALLY OWNED(1)(3)     COMMON STOCK
- -------------------------- ------------------------  -------------------  ------------------------  ------------------
John T. Chain, Jr.(2).....            40,000               *                         1,000               *
Julius L. Chambers........            30,000               *                             0              --
John L. Clendenin.........            32,266               *                           500               *
Eugene R. Croisant(2).....         1,704,355                  [  ]%                      0              --
James H. Greene,
 Jr.(4)(5).................           27,301               *                             0              --
H. John Greeniaus(2)......           631,544               *                        10,100               *
Charles M. Harper(2)......         1,405,659                  [  ]                  71,429                 0.14%
James W. Johnston(2)(6)...         2,347,765                  [  ]                   1,000               *
Henry R. Kravis(4)........           289,189               *                             0              --
John G. Medlin, Jr........            34,333               *                         1,000               *
Paul E. Raether(4)(5).....            94,185               *                             0              --
Lawrence R.
 Ricciardi(2)(7)(8).......         2,079,756                  [  ]                       0              --
Rozanne L. Ridgway(2).....            30,000               *                             0              --
Clifton S. Robbins(4).....            21,614               *                             0              --
George R. Roberts(4)(9)...           289,189               *                       100,000                 0.19
Scott M. Stuart(4)........            14,106               *                             0              --
Michael T. Tokarz(4)(5)...            29,577               *                             0              --
All directors and
 executive officers as a
 group (other than as set
 forth below in relation
 to KKR
 Associates)(2)(4)........        13,323,694                  [  ]%                189,029                 0.37%

- ------------

* Less than 0.1%.

(1) For purposes of this table, a person or group of persons is deemed to be the "beneficial owner" of any shares that such person has the right to acquire within 60 days. For purposes of computing the percentage of outstanding shares held by each person or group of persons named above on a given date, any security that such person or persons has the right to acquire within 60 days is deemed to be outstanding, but is not deemed to be outstanding for the purpose of computing the percentage ownership of any other person.

                                (Footnotes continued on following page)

(Footnotes continued from preceding page)

(2) The number of shares of Holdings Common Stock beneficially owned includes
    (i) 30,000 shares subject to currently exercisable options granted to each of Gen. Chain and Ms. Ridgway; 30,000 shares subject to options granted to each of Messrs. Chambers and Clendenin that are exercisable within 60 days; 1,400,000, 1,093,750, 1,840,200, 1,780,000 and 9,154,523 shares subject to currently exercisable options granted to, respectively, Messrs. Croisant, Harper, Johnston, Ricciardi and all directors and executive officers as a group; and (ii) 1,366, 798, 1,359, 1,368, 1,366 and 17,829 shares of Common
    Stock currently issuable on conversion of a like number of shares of ESOP Preferred Stock owned by, respectively, Messrs. Croisant, Harper, Greeniaus, Johnston, Ricciardi and all directors and executive officers as a group.

(3) No director or officer of Holdings holds any options exercisable within 60 days to acquire shares of Nabisco Class A Common Stock.

(4) Messrs. Greene, Kravis, Raether, Robbins, Roberts, Stuart and Tokarz, all directors of Holdings, and Saul A. Fox, Edward A. Gilhuly, Perry Golkin, Robert I. MacDonnell and Michael W. Michelson are general partners of KKR Associates, a limited partnership that beneficially owns [111,661,652] shares of Common Stock as set forth in the table below. Such persons may be deemed to share beneficial ownership of the shares shown in the table below as owned by KKR Associates. The foregoing persons disclaim beneficial ownership of any of such shares.

(5) Messrs. Greene, Raether and Tokarz are currently directors of Holdings but are not nominees for re-election.

(6) The outstanding shares of Common Stock shown as beneficially owned by Mr. Johnston include 60,000 shares held in trust for the benefit of Mr. Johnston's children, as to which Mr. Johnston disclaims beneficial ownership.

(7) Mr. Ricciardi retired as a director of Holdings effective March 3, 1995.

(8) The outstanding shares of Common Stock shown as beneficially owned by Mr. Ricciardi include 60,000 shares held in trust for the benefit of Mr. Ricciardi's children, as to which Mr. Ricciardi disclaims beneficial ownership.

(9) The outstanding shares of Nabisco Common Stock shown as beneficially owned by Mr. Roberts are held by The Roberts Foundation, of which Mr. Roberts is a director. Mr. Roberts disclaims beneficial ownership of these shares.

    Compliance with Section 16(a) of the Exchange Act. Section 16(a) of the Securities Exchange Act of 1934, as amended, requires Holdings' officers and directors, and persons who own more than ten-percent of a registered class of Holdings' equity securities, to file initial statements of beneficial ownership (Form 3), and statements of changes in beneficial ownership (Forms 4 or 5), of Common Stock and other equity securities of Holdings with the SEC and The New York Stock Exchange, Inc. Officers, directors and greater than ten-percent stockholders are required by SEC regulation to furnish Holdings with copies of all such forms they file.

    Based solely on its review of the copies of such forms received by it, or written representations from certain reporting persons that no additional forms were required for those persons, Holdings believes that during 1994 all filing requirements applicable to its officers, directors, and greater than ten-percent beneficial owners were complied with.

SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS

    The following table sets forth certain information, as of March 16, 1995, regarding the beneficial ownership of persons known to Holdings to be the beneficial owners of more than five percent of any class of Holdings' voting securities. Except as otherwise noted, the persons named in the table below have sole voting and investment power with respect to all shares shown as beneficially owned by them.

                                                                   NUMBER OF SHARES
 TITLE OF CLASS        NAME AND ADDRESS OF BENEFICIAL OWNER       BENEFICIALLY OWNED   PERCENT OF CLASS
- -----------------  ---------------------------------------------  ------------------   ----------------
Common Stock       KKR Associates(1)............................     [111,661,652]          [     ]%
                   9 West 57th Street
                   New York, NY 10019

Common Stock       FMR Corp.(2).................................     [171,529,314]          [     ]%
                   82 Devonshire Street
                   Boston, MA 02109

Series C           College Retirement Equities Fund(3)..........         1,782,800            6.68%
Conversion         730 Third Avenue
Preferred Stock    New York, NY 10019

Series C           Brinson Partners, Inc.(4)....................         1,745,310            6.54%
Conversion         209 South LaSalle
Preferred Stock    Chicago, IL 60604

Series C           The Prudential Insurance Company
Conversion          of America(5)...............................         1,680,200            6.30%
Preferred Stock    Prudential Plaza
                   Newark, NJ 07102

ESOP Convertible   Wachovia Bank of North Carolina, N.A.(6).....        15,322,114             100%
Preferred Stock    Box 3075, Trust Operations
                   Winston-Salem, NC 27102

- ------------

(1) Shares of Common Stock shown as beneficially owned by KKR Associates include shares owned of record by the limited partnerships of which KKR Associates is the sole general partner and as to which it possesses sole voting and investment power. KKR Associates is a limited partnership of which Messrs. Greene, Kravis, Raether, Robbins, Roberts, Stuart and Tokarz, all directors of Holdings, and Saul A. Fox, Edward A. Gilhuly, Perry Golkin, Robert I. MacDonnell and Michael W. Michelson are the general partners. Such persons may be deemed to share beneficial ownership of the shares shown as owned by KKR Associates. The foregoing persons disclaim beneficial ownership of any such shares.

(2) According to Amendment No. 1 to Schedule 13G dated February 13, 1995 jointly filed by FMR Corp. and Edward C. Johnson 3d, Chairman of FMR Corp. and a member of a controlling group with respect to FMR Corp., the 171,529,314 shares of Holdings Common Stock shown as beneficially owned by FMR Corp. and Mr. Johnson as of December 31, 1994 include (i) 158,683,514 shares beneficially owned by Fidelity Management & Research Company, a registered investment adviser and wholly owned subsidiary of FMR Corp., as a result of acting as investment adviser to several registered investment companies that own such shares (the "Fidelity Funds"), (ii) 12,466,800 shares beneficially owned by Fidelity Management Trust Company ("Fidelity Trust"), a bank and wholly owned subsidiary of FMR Corp., as a result of serving as investment manager of institutional accounts, (iii) 52,000 shares owned directly by Mr. Johnson or in trusts for the benefit of Mr. Johnson or a member of his family and (iv) 327,000 shares beneficially owned by Fidelity International Limited ("Fidelity International"), an investment adviser of which Mr. Johnson is also Chairman and a member of a controlling group, but which is managed independently from FMR Corp. Each of FMR Corp. and Fidelity International disclaim

                                         (Footnotes continued on following page)

(Footnotes continued from preceding page) beneficial ownership of shares beneficially owned by the other. According to the Schedule 13G, FMR Corp. and Mr. Johnson also beneficially own 516,580 shares of Series C Preferred Stock as a result of (i) the Fidelity Funds owning 4,071,700 Series C Depositary Shares and (ii) the institutional accounts managed by Fidelity Trust owning 1,094,100 Series C Depositary Shares. According to the Schedule 13G, (a) FMR Corp. and Mr. Johnson each has sole investment power, but neither has sole voting power, over the shares owned by the Fidelity Funds, (b) FMR Corp. and Mr. Johnson each has sole investment power over all of, has sole voting power over certain of, and has no voting power over the remainder of, the shares owned by the institutional accounts managed by Fidelity Trust and (c) Mr. Johnson has sole voting and investment power over certain of, has shared voting and investment power over certain of, and has no voting or investment power over the remainder of, the shares owned directly by him or in family trusts.

(3) College Retirement Equities Fund beneficially owned 1,782,680 shares of Series C Preferred Stock as of December 31, 1994 as a result of its beneficial ownership of 17,826,800 Series C Depositary Shares as reported in its Schedule 13G dated February 10, 1995.

(4) According to the Schedule 13G dated February 10, 1995 jointly filed by Brinson Partners, Inc. ("Brinson Partners"), Brinson Trust Company ("Brinson Trust") and Brinson Holdings, Inc. ("Brinson Holdings"), as of December 31, 1994 (i) Brinson Partners, a registered investment adviser and wholly owned subsidiary of Brinson Holdings, beneficially owned 1,238,560 shares of Series C Preferred Stock as a result of its beneficial ownership of 12,385,600 Series C Depositary Shares and (ii) Brinson Trust, a bank and wholly owned subsidiary of Brinson Partners, beneficially owned 506,750 shares of Series C Preferred Stock as a result of its beneficial ownership of 5,067,500 Series C Depositary Shares.

(5) According to the Schedule 13G dated February 9, 1995 filed by The Prudential Insurance Company of America ("Prudential"), Prudential beneficially owned an aggregate of 1,680,200 shares of Series C Preferred Stock as of December 31, 1994 as a result of having direct or indirect voting and/or investment discretion over 16,802,000 Series C Depositary Shares which were held for the benefit of its clients. According to the Schedule 13G, Prudential had shared voting and investment power over such shares.

(6) Wachovia Bank of North Carolina, N.A. ("Wachovia") holds such shares in its capacity as Trustee of the RJRN Defined Contribution Master Trust. Under the terms of the Master Trust, Wachovia is required to vote shares of ESOP Preferred Stock allocated to participants' accounts in accordance with instructions received from such participants and to vote allocated shares of ESOP Preferred Stock for which it has not received instructions and unallocated shares in the same ratio as shares with respect to which instructions have been received. Wachovia has no investment power with respect to shares of ESOP Preferred Stock.

          ITEM 2--RATIFICATION OF APPOINTMENT OF INDEPENDENT AUDITORS

    Subject to stockholder ratification, the Board of Directors has appointed the firm of Deloitte & Touche as independent auditors for the fiscal year ending December 31, 1995 and until their successors are selected. The appointment was made upon the recommendation of the Audit Committee, which is comprised of Directors who are not employees of Holdings or its subsidiaries.

    A representative of Deloitte & Touche will be present at the Annual Meeting and will have the opportunity to make a statement if he desires to do so and will be available to answer appropriate questions.

    THE BOARD OF DIRECTORS CONSIDERS DELOITTE & TOUCHE TO BE WELL-QUALIFIED AND RECOMMENDS THAT THE STOCKHOLDERS VOTE FOR RATIFICATION.

    The affirmative vote of the shares representing a majority of the shares present at the meeting in person or represented by proxy and entitled to vote, will be required to approve this item proposed by the Board of Directors.

ITEM 3--AMENDMENT TO HOLDINGS' CERTIFICATE OF INCORPORATION TO EFFECT A ONE-FOR-FIVE REVERSE SPLIT OF HOLDINGS' COMMON STOCK AND TO REDUCE
                    THE NUMBER OF AUTHORIZED SHARES OF COMMON STOCK

    The Board of Directors has proposed an amendment to Article Fourth of Holdings' Certificate of Incorporation that would effect a reverse split of Holdings' Common Stock on the basis of one new share of Common Stock for each five shares of presently outstanding Common Stock and reduce the authorized number of shares of Common Stock from 2,200,000,000 shares to 440,000,000 shares, thereby reducing the total number of authorized shares of capital stock from 2,350,000,000 shares to 590,000,000 shares. As of March 16,
1995,      shares of Common Stock were issued and outstanding, no shares were
held in treasury and       shares were unissued. As of February 28, 1995 there
were       shares of Common Stock reserved for issuance upon the conversion of various convertible or converting securities of Holdings or upon the exercise of options or delivery of performance shares under Holdings' management incentive plans.

REASONS FOR THE PROPOSED REVERSE STOCK SPLIT

    The principal purpose of the proposed amendment is to reduce the number of shares of Common Stock outstanding. The Board of Directors believes that the total number of shares currently outstanding is disproportionately large relative to Holdings' present market capitalization. Moreover, when such a large number of shares is outstanding, earnings per share is only affected by a significant change in net earnings. If a smaller number of shares were outstanding, management would be more likely to see its sales efforts and cost savings reflected in Holdings' earnings per share.

    In addition, the Board of Directors believes that the present level of per share market prices of the Common Stock impairs the acceptability of the stock by portions of the financial community and the investing public. Theoretically, the number of shares outstanding should not, by itself, affect the marketability of the stock, the type of investor who acquires it or a company's reputation in the financial community, but in practice this is not necessarily the case, as many investors look upon low priced stock as unduly speculative in nature and, as a matter of policy, avoid investment in such stocks. The Board of Directors also believes that the current per share price of the Common Stock has reduced the effective marketability of the shares because of the reluctance of many leading brokerage firms to recommend low priced stock to their clients. Further, various brokerage house policies and practices tend to discourage individual brokers from dealing in low priced stocks. Some of those policies and practices pertain to the payment of brokers' commissions and to time-consuming procedures which function to make the handling of low priced stocks unattractive to brokers from an economic standpoint. In addition, the structure of trading commissions also tends to have an adverse impact upon holders of low priced stock because the brokerage commission on a sale of low priced stock generally represents a higher percentage of the sales price than the commission on higher priced issues.

    Although there can be no assurance that the price of the Common Stock after the reverse split will actually increase in an amount proportionate to the decrease in the number of outstanding shares, the proposed reverse stock split is intended to result in a price level for the Common Stock that will increase investor interest and reduce resistance of brokerage firms to recommend the Common Stock.

PRINCIPAL EFFECTS

    The principal effects of the proposed reverse stock split would be the following:

    Based upon       shares of Common Stock outstanding on March 16, 1995, the
proposed one-for-five reverse stock split would decrease the outstanding shares
of Common Stock by 80%, and thereafter approximately       shares of Common
Stock would be outstanding. The proposed reverse split would not affect the proportionate equity interest in Holdings of any holder of Common Stock, except as may result from the provisions for the elimination of fractional shares as described below.

    The reverse split may leave certain stockholders with one or more "odd lots" of Holdings Common Stock, i.e., stock in amounts of less than 100 shares. These shares may be more difficult to sell, or require a greater commission per share to sell, than shares in even multiples of 100.

    As of February 28, 1995, there were outstanding options to purchase shares and outstanding grants contingently to deliver performance shares under
Holdings' management incentive plans relating to an aggregate of       shares of
Common Stock. On that date       shares of Common Stock remained available for
grant under such plans. All of the outstanding options and other grants include provisions for adjustments in the number of shares covered thereby, and the exercise price thereof, in the event of a reverse stock split by appropriate action of the Compensation Committee of Holdings' Board of Directors. If the proposed one-for-five reverse split is approved and effected, there would be reserved for issuance upon exercise of all outstanding options and other grants
a total of       shares of Common Stock. Each of the outstanding options would thereafter evidence the right to purchase 20% of the shares of Common Stock previously covered thereby and the exercise price per share would be five times the previous exercise price. Each of the outstanding grants of performance shares would thereafter evidence the contingent obligation to deliver 20% of the shares of Common Stock previously covered thereby. The number of shares available for grant under Holdings' management incentive plans would be
decreased to approximately       shares of Common Stock. In addition, the total
number of shares of Common Stock covered by each of Holdings' management incentive plans is also subject to adjustment in the event of a reverse stock split by appropriate action of the Compensation Committee. If the proposed one-for-five reverse split is approved and effected, the total number of shares of Common Stock available under such plans would be reduced by 80%, with an
aggregate of       shares of Common Stock available for future grants under such plans.

    An aggregate of        shares of Common Stock are currently reserved for
issuance upon conversion of all outstanding shares of PERCS and ESOP Preferred Stock. If the proposed one-for-five reverse stock split is approved and effected, the conversion rates for such shares of preferred stock would be adjusted proportionately so that the new conversion rates would be 20% of the present conversion rate and there would be reserved for issuance for this
purpose approximately       shares of Common Stock. As a result, following the
reverse stock split, each share of ESOP Preferred Stock would thereafter be convertible into one-fifth of a share of Common Stock instead of one share, and each share of PERCS would thereafter convert into two shares of Common Stock instead of ten shares. Consequently, following the reverse split, each Series C Depositary Share (representing one-tenth of a share of PERCS) would thereafter convert into one-fifth of a share of Common Stock instead of one share. In addition, the voting powers of the PERCS and the ESOP Preferred Stock would thereafter be reduced to one-fifth of a vote per share; consequently, each Series C Depositary Share (representing one-tenth of a share of PERCS) would thereafter reflect one-fiftieth of a vote per share instead of one-tenth of a vote per share.

    The following table illustrates the principal effects of the proposed reverse stock split discussed in the preceding paragraphs:

                                                            PRIOR TO REVERSE         AFTER REVERSE
                    NUMBER OF SHARES                       SPLIT AND AMENDMENT    SPLIT AND AMENDMENT
                    OF COMMON STOCK                          TO CERTIFICATE         TO CERTIFICATE
- --------------------------------------------------------   -------------------    -------------------
Authorized..............................................       2,200,000,000           440,000,000
Outstanding.............................................      [            ]          [          ]
Reserved for future issuance upon exercise of options or
  delivery of performance shares under management
  incentive plans.......................................        [58,647,769]          [11,729,553]
Reserved for issuance in connection with future grants
  under management incentive plans......................        [95,204,823]          [19,040,964]
Reserved for issuance upon conversion of PERCS and ESOP
  Preferred Stock.......................................       [282,240,964]          [56,448,192]
Available for future issuance by action of the Board of
  Directors (after giving effect to the above
  reservations).........................................      [            ]          [          ]

    Assuming the proposed amendment to the first paragraph of Article Fourth of the Certificate effecting the reverse stock split and reducing the authorized number of shares of Common Stock is approved, a Certificate of Amendment amending the Certificate as set forth in Exhibit A to this Proxy Statement will be filed with the Secretary of State of the State of Delaware (the "Delaware Secretary of State") as promptly as practicable thereafter. The amendment and the proposed reverse stock split would become effective upon the date of filing (the "Effective Date").

EXCHANGE OF STOCK CERTIFICATES AND ELIMINATION OF FRACTIONAL SHARE INTERESTS

    As soon as possible after the Effective Date, holders of Common Stock will be notified and requested to surrender their present Common Stock certificates for new certificates representing the number of whole shares of Common Stock after the reverse split. Until so surrendered, each current certificate representing shares of Common Stock will be deemed for all corporate purposes after the Effective Date to evidence ownership of Common Stock in the appropriately reduced whole number of shares. First Chicago Trust Company of New York will be appointed exchange agent (the "Exchange Agent") to act for stockholders in effecting the exchange of their certificates.

    No scrip or fractional share certificates for Common Stock will be issued in connection with the reverse split, but in lieu thereof, a certificate or certificates evidencing the aggregate of all fractional shares otherwise issuable (rounded, if necessary, to the next higher whole share) shall be issued to the Exchange Agent or its nominee, as agent for the accounts of all holders of Common Stock otherwise entitled to have a fraction of a share issued to them in connection with the reverse split. Sales of fractional interests will be effected by the Exchange Agent as soon as practicable on the basis of prevailing market prices of the Common Stock on the New York Stock Exchange at the time of sale. After the Effective Date, the Exchange Agent will pay to such stockholders their pro rata share of the net proceeds derived from the sale of their fractional interests upon surrender of their stock certificates. No service charges or brokerage commissions will be payable by stockholders in connection with the sale of fractional interests, all of which costs will be borne by Holdings.

FEDERAL INCOME TAX CONSEQUENCES

    The following is a general discussion of certain federal income tax consequences of the proposed reverse split of Holdings Common Stock. This discussion does not purport to deal with all aspects of federal income taxation that may be relevant to holders of Common Stock and is not intended to be applicable to all categories of investors, some of which, such as dealers in securities, banks, insurance companies, tax-exempt organizations and foreign persons, may be subject to special rules. Furthermore, the following discussion is based on current provisions of the Internal Revenue Code of 1986, as amended (the "Code"), and administrative and judicial interpretations as of the date hereof, all of which are subject to change. Holders of Common Stock are advised to consult their own tax advisors regarding the federal, state, local and foreign tax consequences of the proposed reverse stock split.

    The proposed reverse stock split will be a tax-free recapitalization for Holdings and its stockholders.

    The new shares of Common Stock in the hands of a stockholder will have an aggregate basis for computing gain or loss equal to the aggregate basis of shares of Common Stock held by that stockholder immediately prior to the proposed reverse stock split reduced by the amount of proceeds, if any, received from the sale of fractional interests and increased by any gain recognized on that sale.

    A stockholder's holding period for the new shares of Common Stock will be the same as the holding period for the shares of Common Stock exchanged therefor.

    Stockholders who receive cash for all of their holdings (as a result of owning fewer than five shares) will recognize a gain or loss for federal income tax purposes as a result of the disposition of their shares of Common Stock. Although the tax consequences to stockholders who receive cash for some of their holdings are not entirely certain, those stockholders in all likelihood will recognize a gain or loss for federal income tax purposes as a result of the disposition of a portion of their shares of Common Stock. Stockholders who do not receive any cash for their holdings will not recognize any gain or loss for federal income tax purposes as a result of the proposed reverse stock split.

VOTE REQUIRED

    The proposed amendment would effect both a reverse stock split and a reduction in the authorized number of shares of Common Stock. Approval of the reverse stock split requires the affirmative vote of a majority of all of the issued and outstanding shares of Common Stock, PERCS and ESOP Preferred Stock, voting together as a single class; however, only holders of shares of Common Stock are entitled to vote on the reduction in the authorized number of shares of Common Stock. Consequently, the affirmative votes of both (i) a majority of all of the issued and outstanding shares of Common Stock, PERCS and ESOP Preferred Stock, voting together as a single class, and (ii) a majority of all of the issued and outstanding Common Stock, voting as a separate class, will be required for approval of this item.

    The foregoing summary of the amendment is qualified in its entirety by reference to the complete text of the proposed revised first paragraph of Article Fourth of the Certificate of Incorporation, which is set forth as Exhibit A to this Proxy Statement.

    THE BOARD OF DIRECTORS RECOMMENDS A VOTE "FOR" THE FOLLOWING RESOLUTION WHICH WILL BE PRESENTED AT THE MEETING.

    "RESOLVED, that the amendment modifying the first paragraph of Article Fourth of Holdings' Amended and Restated Certificate of Incorporation to conform to Exhibit A of the Proxy Statement for this meeting is hereby adopted and approved in all respects."

    The Board of Directors reserves the right to abandon the proposed amendment without further action by the stockholders at any time prior to the filing of the amendment with the Delaware Secretary of State notwithstanding authorization of the proposed amendment by the stockholders.

                             STOCKHOLDER PROPOSALS

    Certain stockholders have submitted the four proposals set forth below. Holdings will furnish orally or in writing the identity of the proponents of these stockholder proposals, as well as their claimed share ownership amounts, upon written or oral request directed to the Secretary of Holdings. The following proposals have been carefully considered by the Board of Directors which has concluded that their adoption would not be in the best interests of Holdings or its stockholders. For the reasons stated after each proposal, the Board of Directors recommends a vote "AGAINST" each proposal.

    Proposals of stockholders intended to be presented at the next Annual Meeting must be received by the Secretary, RJR Nabisco Holdings Corp., 1301 Avenue of the Americas, New York, NY 10019-6013 no later than [November 21], 1995.

           ITEM 4--STOCKHOLDER PROPOSAL ON EQUAL EMPLOYMENT REPORTING

    A stockholder has submitted the following proposal, which will be voted upon at the meeting if presented by its proponent:

    "We believe there is a strong need for corporate commitment to equal employment opportunity. We also believe a clear policy opposing all forms of discrimination is a sign of a socially responsible corporation. Since a substandard equal employment opportunity record leaves a company open to expensive legal action, poor employment morale and even the loss of certain types of business, we believe it is in the company's and shareholder's interest to have information on our company's equal employment record.

    "One of the country's largest institutional investors, the California Public Employees' Retirement System, includes workplace performance guidelines as part of their corporate performance criteria. The Department of Labor's Glass Ceiling Commission has for the last four conducted studies, with the help of a number of corporations, and in 1994 held public hearings to ascertain the status of equality and diversity in Corporate America. In 1995 the commission will report to the President their recommendations.

    "As a major employer we are in a position to take the lead in ensuring that employees receive fair employment opportunities and promotions. We believe a report containing the basic information requested in this resolution keeps issues high and on top of management's and Board of Directors' agenda, and reaffirms our public commitment to equal employment opportunity and programs responsive to the concerns of all employees. Publicizing our standards is helpful to our investors and the companies with whom we do business.

    "We are requesting that EEO information already gathered for the purpose of complying with government regulations be made available to company shareholders on request. The format of the request is not the central question. Many corporations openly release their EEO-1 information in annual reports or public interest booklets.

    "Different companies use different styles in telling their story to shareholders. Capital Cities/American Broadcasting Company, Bristol-Myers-Squibb and Travellers produced a substantial magazine style report. Campbell Soup produced a straightforward four page document. We feel this request is fair and reasonable.

    "Resolved: The shareholders request our company prepare a report at reasonable cost available to shareholders and employees reporting on the following issues. This report, which may omit confidential information, shall be available by September 1995.

        "1. A chart identifying employees according to their sex, and race in each of the nine major Equal Employment Opportunity Commission defined job categories for 1992, 1993, 1994 listing either numbers or percentages in each category.

        "2. A summary description of any Affirmative Action policies and programs to improve performances, including job categories where woman and minorities are underutilized.

        "3. A description of any policies and programs oriented specifically toward increasing the number of managers, who are qualified females and/or belong to ethnic minorities.

        "4. A description of how our company publicizes our company's affirmative action policies and programs to merchandise suppliers and service providers.

        "5. A description of any policies and programs directing the purchase of goods and services to minority- and/or female-owned business enterprises."

    THE BOARD OF DIRECTORS RECOMMENDS A VOTE "AGAINST" THIS PROPOSAL.

    Holdings' corporate policy set forth in the RJR Nabisco Code of Conduct is to provide equal employment opportunity in all personnel actions. Holdings and its subsidiaries strive to maintain a workplace that is free of discrimination on the basis of race, color, religion, gender, age, sexual orientation, national origin, disability or veteran status. Holdings is proud of the progress it and its subsidiaries have made in recent years in building a varied and diverse workforce and is fully committed to continuing to advance the goals of equal employment opportunity, affirmative action and diversity in the workplace.

    Holdings' and its subsidiaries' current efforts in this area include diversity awareness training for employees; recruiting, developing and advancing women, minorities and people with disabilities; work and family programs; internal diversity councils and employee networking groups; and HIV/AIDS awareness and education.

    As federal contractors, Holdings' subsidiaries prepare annual Affirmative Action Plans which analyze the workforce by department and job group, according to race and gender, and which establish goals in those areas where Holdings and its subsidiaries strive to increase the representation of minorities and/or women. Affirmative Action Plans are also developed annually for people with disabilities and Vietnam Era and disabled veterans. Holdings' subsidiaries actively monitor the progress and effectiveness of all of their Affirmative Action Plans throughout the year. Female and minority workforce representation is studied and analyzed, not only for the current year, but also in comparison to past years for the purpose of identifying important trends. Holdings' and its subsidiaries' commitment to increasing the representation of women and minority employees is further supported by a wide range of corporate sponsorships and contributions.

    In addition to the above, Holdings is annually required to provide the Federal government with certain reports containing data on the race and gender composition of the U.S. workforce. These reports include several hundred pages of charts and require substantial time and effort to produce.

    Given the fact that Holdings already spends significant resources to produce and file 150 legally required reports, and taking into consideration Holdings' and its subsidiaries' existing equal employment opportunity policies and initiatives, the Board believes that the expenditure of more resources to produce additional reports, as requested by the proponent, is both unnecessary and inappropriate. The Board believes that the production of additional reports would not serve to advance either Holdings' or its subsidiaries' business performance or the goal of equal employment opportunity and, further, that the resources and costs involved would far exceed any benefit to stockholders.

    THEREFORE, YOUR BOARD URGES STOCKHOLDERS TO VOTE "AGAINST" THIS PROPOSAL.

    The affirmative vote of the shares representing a majority of the shares present at the meeting in person or represented by proxy and entitled to vote, will be required to approve this item.

             ITEM 5--STOCKHOLDER PROPOSAL ON NICOTINE MANIPULATION

    Two stockholders have submitted the following proposal, which will be voted upon at the meeting if presented by its proponents:

    "WHEREAS Nicotine has been recognized by the Surgeon General, by the Commissioner of the Food and Drug Administration (FDA), and by the FDA's Advisory Committee and Drug Abuse as an addictive substance;

    "--A Company scientist told ABC's Day One program in February 1994 that consumers seek "mild pharmacology" from their cigarettes;

    "--Another Company spokeswoman told a CNN reporter on April 13, 1994: "In order to deliver to the consumer a product that he wants, a consistent level of nicotine, we have to blend the tobaccos accordingly. So we do control it;"

    "--According to a July 14, 1994 article in The New England Journal of Medicine, virtually all cigarettes sold in the US today contain addictive levels of nicotine;

    "--When a cigarette is smoked, some of the nicotine in the smoke is converted to nitrosamines, which are highly carcinogenic to the lung; products and nicotine absorption by the consumer can now be readily manipulated and controlled, unlike the situation that existed in the early 1950s, when, according to the Federal Trade Commission, nicotine levels in cigarettes were inherently viable;

    "--The FDA Commissioner has found that at least some methods to control nicotine are used by major manufactures of tobacco products;

    "--The technology exist to reduce the levels of nitrosamines produced in cigarette smoke by altering the levels of other precursors besides nicotine;

    RESOLVED that the Company issue a report to shareholders and to the public, without revealing proprietary information and produced at a reasonable cost, whether nicotine content in and absorption from its tobacco products are deliberately controlled by the Company and if the reasons for any such control include the delivery of a reliable dose of nicotine to and/or the promotion of nicotine absorption by the customer. The report shall also include the levels of nitrosamines found in smoke from our Company's current cigarette brands."

    The proponents have submitted the following statement in support of this proposal:

    "Nicotine is both a highly addictive substance and a precursor to potent carcinogens. Both its level and its absorbability can be controlled in the manufacturing process. This resolution asks for information on the extent to which the Company controls nicotine content and delivery in its tobacco products and for information on the levels of nitrosamines in the smoke of its cigarette brands."

    THE BOARD OF DIRECTORS RECOMMENDS A VOTE "AGAINST" THIS PROPOSAL.

    In June 1994, R.J. Reynolds Tobacco Company ("RJRT") published a statement in an advertisement placed in numerous national publications with readerships of approximately 5.6 million which clearly stated that RJRT does not "spike" its cigarettes with nicotine. Stockholders and other members of the public may obtain a reprint of this statement, as well as a list of ingredients used by the major manufacturers of cigarettes in the United States, which was made available by RJRT in April 1994, by writing to R.J. Reynolds Tobacco Company, Public Relations Department, P.O. Box 2959, Winston-Salem, N.C. 27102-2959.

    As RJRT stated in the advertisement and has publicly stated on other occassions, RJRT does not add nicotine to any of its tobacco products and does not manipulate the amount of nicotine in any of its products to create, maintain, or satisfy an "addiction". In fact, RJRT's manufacturing processes actually result in a reduction in the amount of nicotine found in finished cigarettes when compared to the amount of nicotine found in unprocessed tobacco.

    The amount of nicotine in a cigarette is largely a result of the amount and kinds of tobacco used in the cigarette blend, which are chosen because of their taste and other properties. A variety of agricultural factors and practices in turn influence these properties, including, for example, tobacco type, stalk position of the leaf, curing practices, and whether a particular crop year is wet or dry.

    Through statements in peer reviewed scientific literature and other sources, RJRT has clearly stated its position regarding the claim by the Surgeon General, the Commissioner of the Food and Drug Administration and others that cigarette smoking is an "addiction". In RJRT's opinion, cigarette smoking does not meet the classic definitions of "addiction", and the forty-five million Americans who smoke are not "addicts". To call nicotine "addictive" is to ignore significant differences between cigarettes and truly addicting drugs.

    Over the last forty years, RJRT, other cigarette manufacturers, and scientists have explored many methods to reduce or eliminate individual constituents, such as nitrosamines, in cigarette smoke as suggested in this proposal. In general these efforts to produce commercial cigarettes using such methods have not been successful. During the same period, however, RJRT has been one of the world's leaders in research that reduces levels of all constituents of cigarette smoke, which include "tar", nicotine and many other constituents of smoke , including nitrosamines. As a result of this research by RJRT and others, cigarettes such as RJRT's NOW brand are now available with "tar" yields of less than 1.0 milligram and nicotine yields of less than 0.1 milligrams as measured by the FTC method. This compares to the early 1950's, when all cigarettes had yields of "tar" and nicotine of approximately 40 milligrams and 2.5 milligrams, respectively. Other constituents of cigarette smoke, such as nitrosamines, have been reduced more or less proportionately. There has been extensive discussion of these issues in the publicly available literature, including the 1981 Surgeon General's Report.

    RJRT is proud to produce the highest quality cigarette products in the world today. In order to ensure that quality and that each WINSTON, CAMEL and SALEM has the same taste, quality and other characteristics that its customers have come to expect, RJRT controls its tobacco blending, processing, and manufacturing very closely. This results in cigarettes which are consistent from cigarette to cigarette and from pack to pack in all performance characteristics, including taste, appearance, draw and other qualities. However, these controls are not intended to and do not result in some predetermined "addictive level" of nicotine in RJRT's cigarettes.

    In summary, RJRT does not "spike" its cigarettes with nicotine. Furthermore, RJRT complies with all government regulations regarding the public disclosure of tar and nicotine levels in its cigarettes and regarding disclosure to the federal government of the ingredients in RJRT's cigarettes. Accordingly, RJRT does not believe that it would serve any useful purpose to issue a report to stockholders and the public regarding nicotine, nitrosamines or other smoke constituents.

    THEREFORE, YOUR BOARD URGES STOCKHOLDERS TO VOTE "AGAINST" THIS PROPOSAL.

    The affirmative vote of the shares representing a majority of the shares present at the meeting in person or represented by proxy and entitled to vote, will be required to approve this item.

               ITEM 6--STOCKHOLDER PROPOSAL ON WARNING LABELS FOR
                       ADVERTISING AND PROMOTIONAL ITEMS

    Two stockholders have submitted the following proposal, which will be voted upon at the meeting if presented by its proponents:

    "WHEREAS Camel cigarettes has been the fastest-growing brand among teenagers for the last six years;

    "--Our Company actively seeks customers for its cigarettes by spending hundreds of millions of dollars in advertising and promotions. These include advertising on billboards, magazines, newspapers, bus signs, placards and television whenever allowed, as well as advertising through sponsorships and promotional items bearing our Company's cigarette logos and symbols. These include clothing, toys, sporting goods, and watches. Many of these are popular with children. For instance, 30% of 12-17 year olds in a Gallup survey reported owning promotional items for tobacco products;

    "--In recent years, our Company has shifted advertising dollars into promotions to convey the images, symbols, and other advertising messages of its cigarette brands, to impress the image of the brands on potential consumers' psyches;

    "--The Joe Camel campaign helped increase our Company's share of the cigarette market for minors from 0.5% to almost 33.0% between 1988 and 1933. In 1992, Camel was the only major brand of cigarettes to show a sales increase, which we believe is attributable to sales to minors;

    "--Although promotions are a form of advertising for our Company's brands, they carry no warnings about health hazards caused by smoking our cigarette brands;

    "--The Federal Trade Commission requires that advertising for brands of chewing tobacco and moist snuff on items such as caps and t-shirts carry prominent warning labels;

    "RESOLVED that shareholders request the Board to adopt the following policy to be put into effect by January 1, 1996: All advertising and promotional items for our Company's tobacco products distributed throughout the world shall include clear and effective health warnings about the dangers of addiction, disease, and death caused by smoking cigarettes."

    The proponents have submitted the following statement in support of this proposal:

    "On the one hand, our Company says smoking is an adult custom and that it tries to "discourage" children from smoking. On the other hand, we believe it encourages young people to smoke through promotions and by sponsoring sporting events which attract them. The cigarette brand symbols and logos invade their consciousness with no simultaneous warnings about the health hazards caused by smoking. We believe there should be warnings wherever our ads and promotions appear; these should be at least as readable and easy to see as the images or symbols associated with our cigarette brands.

    "Our Company has been relatively free of damages connected to litigation from plaintiffs because of smoking, arguing that cigarette packages contained warnings. Similar warnings should be placed on any ads or promotional symbols connected to our cigarettes because it may be argued that these attracted people to use our products to the detriment of their health. Recently our Company voluntarily placed health warnings on all cigarette packages sold throughout the world, even though such were not required by law. We believe warnings on all use of our cigarette logos is the logical next step. If you agree, please vote "yes" for this resolution."

    THE BOARD OF DIRECTORS RECOMMENDS A VOTE "AGAINST" THIS PROPOSAL.

    Independent studies consistently conclude that advertising does not play a significant role in the decision to start smoking. Peer pressure and sibling and parental example are consistently found to be the principal reasons young people start to smoke; indeed, many studies conclude that advertising plays no role in this decision at all.

    Claims that the CAMEL campaign has resulted in additional underage smoking are not supported by the empirical data. In fact, the same studies cited by the proponents conclude that another brand manufactured by another company has the overwhelming share of underage smokers. Indeed, the 1993 Center for Disease Control Teenage Attitude and Practices Study found that smoking among 12-17 year olds was down when compared to 1989 and that CAMEL's share among 12-17 year olds who purchase cigarettes was up only modestly.

    After conducting a thorough investigation of tens of thousands of pages of company documents and other available research, the Federal Trade Commission concluded in June 1994 that:

        "Although it may seem intuitive to some that the Joe Camel advertising campaign would lead more children to smoke or lead children to smoke more, the evidence to support that intuition is not there."

    RJRT does not direct its cigarette advertising and/or promotions towards minors. Moreover, RJRT supports its position that youth should not smoke through in-school, parental and retail programs. RJRT's off-shore subsidiaries also comply with industry marketing codes which exist in a number of markets in which they compete. In markets where no such codes exist, RJRT's off-shore subsidiaries comply with the R. J. Reynolds Tobacco International, Inc. Youth Policy and Voluntary Code. These codes similarly seek to ensure that cigarettes are advertised and promoted to adults only.

    RJRT believes that there is awareness throughout the world of the health issues involved with smoking. This awareness is reinforced through the warning label on each pack of cigarettes that RJRT manufactures. Additionally, RJRT is already in compliance with age and labeling restrictions in all countries in which it operates.

    In summary, RJRT is confident that its CAMEL advertising does not influence children to start smoking. The Federal Trade Commission has concluded that there is no evidence to support the contention that the Joe Camel campaign leads more children to smoke. Accordingly, RJRT does not believe that extending warning labels to promotional items would decrease the incidence of underage smoking.

    THEREFORE, YOUR BOARD URGES STOCKHOLDERS TO VOTE "AGAINST" THIS PROPOSAL.

    The affirmative vote of the shares representing a majority of the shares present at the meeting in person or represented by proxy and entitled to vote, will be required to approve this item.

           ITEM 7--STOCKHOLDER PROPOSAL TO SPIN OFF TOBACCO BUSINESS

    Two stockholders have submitted the following proposal, which will be voted upon at the meeting if presented by its proponents:

    "WHEREAS many institutional investors believe our Company would produce more financial returns if our tobacco business would be separated from our other businesses;

    "--Some institutional investors have been uneasy about [cigarette companies'] potential legal liability for the health problems of smokers, and think that such problems have depressed the share price" of tobacco companies' stock (The New York Times 9/22/94);

    "--A consumer boycott of RJR Nabisco's products has been launched by INFACT, a consumer activist group. It successfully brought infant formula companies to change their practices and General Electric to sell a good portion of its nuclear weapons business. Among INFACT's demands to end the boycott include the Company's need to stop marketing to children and young people, stop influencing public policy, and pay its just share of health care costs associated with tobacco use;

    "--With the stock of the Company depressed in the past year from previous years' highs, the threat of a consumer boycott does not auger well for any rapid rebound;

    "--Increased litigation coming from states and private insurers indicate new and ominous challenges that might undermine the value of the stock. The stock value might be increased if the tobacco division(s) would be separated from the other divisions;

    "--Some pension-fund executives feel that the decisions by Kohlberg, Kravis, Roberts & Company to shed a major portion of its stock in RJR Nabisco Holdings has put the idea of a split-up back on the table (The New York Times 9/22/94);

    "--The subsequent decision of our Company not to acquire 20% of Borden Inc., and to sell 19% of our Nabisco food division to the public is seen by The Wall Street Journal as the first step in dividing RJR into completely separate food and tobacco companies (10/31/94);

    "--The day following Kmart Corporation's announcement that it would sell majority stakes in three of its specialty businesses in August, 1994, its stock jumped over 2%;

    "RESOLVED that shareholders ask management to take steps to accomplish a separation of the Corporation's tobacco business from all its non-tobacco businesses by January 1, 1996."

    The proponents have submitted the following statement in support of this proposal:

    "According to The Wall Street Journal, the decision by RJR Nabisco Holdings Corp. to sell part of Nabisco to the public "is the culmination of a frustrating, two-year struggle by RJR management to increase the value of its tobacco-tainted stock by getting Wall Street to focus on the performance of red-hot Nabisco." Even though the article continues that "given the current antitobacco climate and recent increase in lawsuits against tobacco companies, observers say that RJR won't be in a hurry to separate its businesses" (10/31/94). However, it is precisely for this reason that the proponents of this resolution feel the split-up of tobacco from the rest of the Company should take place as soon as possible. If you agree, please vote "yes" for this resolution."

    THE BOARD OF DIRECTORS RECOMMENDS A VOTE "AGAINST" THIS PROPOSAL.

    The Board of Directors is strongly supportive of the proponent's goal of improving the value of Holdings' Common Stock. In furtherance of this objective, the Board of Directors has reviewed--and continues to review--on an ongoing basis various alternatives to improve Holdings' capital structure and its subsidiaries' operations. Among the alternatives considered have been repurchases or issuances of securities, joint ventures, mergers, acquisitions, divestitures, asset swaps, spin-offs and recapitalizations. Certain of these options have envisioned the partial or complete separation of the tobacco and food businesses. However, based on its review of these alternatives, the Board has decided that separating Holdings' tobacco business from its other businesses at this time is not the most effective means of increasing the value of Holdings' Common Stock.

    Instead, after considering the available alternatives in consultation with its financial advisors, bank creditors and rating agencies, Holdings announced in October 1994 that it would undertake a major initiative which included an initial public offering of approximately 19% of the common stock of Nabisco. The offering was completed in January 1995 and the proceeds of the offering were used to reduce consolidated debt by approximately $1 billion. The offering improved Holdings' credit ratios and established a separate market for Nabisco's stock. Holdings believes that the offering should encourage the financial markets to recognize the value of Nabisco in each common share of Holdings.

    As a further part of the initiative, Holdings declared a regular quarterly cash dividend of $.075 per share of Common Stock, or $.30 per common share on an annualized basis. The first dividend is payable April 1, 1995 to stockholders of record on March 10, 1995. Payment of a dividend not only provides stockholders with a cash return on their investment but also provides an additional measure of Holdings' performance--its dividend yield.

    In addition, as a part of the overall initiative, the Board has adopted a policy of not declaring a dividend or distribution to its stockholders of the shares of capital stock of a subsidiary before December 31, 1996. The Board has also adopted a policy of not making such a distribution prior to December 31, 1998 if that distribution would cause the ratings of the senior indebtedness of RJR Nabisco, Inc. to be reduced from investment grade to non-investment grade or if, after giving effect to such distribution, any publicly held senior indebtedness of the distributed company would not be rated investment grade.

    The actions described above and the proposal included in this Proxy Statement to effect a one-for-five reverse split of Holdings' Common Stock demonstrate that Holdings is committed to the goal of improving the value of its Common Stock, the same objective espoused by the proponents. Holdings will continue to review all appropriate alternatives to create stockholder value and believes that it should do so without being constrained by a specific program or timetable such as that suggested in this proposal. Although the Board of Directors does not believe that it is in the best interests of Holdings or its stockholders to separate Holdings' tobacco business from its food business at this time, the initiative described above has been structured in a manner that preserves the option of separating such businesses on a tax free basis at some later date should Holdings consider it advisable.

    THEREFORE, YOUR BOARD URGES STOCKHOLDERS TO VOTE "AGAINST" THIS PROPOSAL. The affirmative vote of the shares representing a majority of the shares present at the meeting in person or represented by proxy and entitled to vote, will be required to approve this item.

                             EXECUTIVE COMPENSATION

SUMMARY

    The following pages describe the components of the total compensation of the five most highly compensated executive officers (as defined under SEC rules) of Holdings at the end of the last completed fiscal year. The principal components of such individuals' current cash compensation are the annual base salary and bonus included in the Summary Compensation Table. The bonus amounts represent amounts that the Compensation Committee and the Board approved for each named individual based on company performance during 1994. The long-term compensation shown in the Summary Compensation Table was provided under Holdings' 1990 Long Term Incentive Plan (the "LTIP") which provides for various types of awards such as stock options, restricted stock, performance share awards and performance unit awards, as described below. Also described below is the future compensation such individuals can receive under Holdings' retirement plans or, following termination of employment under certain circumstances, under private employment agreements in effect during 1994.

SUMMARY COMPENSATION TABLE

    The following table presents certain specific information regarding the 1994 compensation of the five most highly compensated executive officers of Holdings at the end of the last fiscal year. Effective March 3, 1995, Messrs. Ricciardi and Croisant, in anticipation of retirement, ceased to be executive officers of Holdings.

                           SUMMARY COMPENSATION TABLE

                                                                           LONG-TERM COMPENSATION
                                   ANNUAL COMPENSATION            -----------------------------------------
                          --------------------------------------    RESTRICTED                  LONG-TERM
      NAME &                                      OTHER ANNUAL        STOCK         STOCK       INCENTIVE       ALL OTHER
PRINCIPAL POSITION  YEAR  SALARY($)   BONUS($)   COMPENSATION($)  AWARD(S)($)(1)  OPTIONS(#)  PAYOUTS($)(2)  COMPENSATION(3)
- ------------------- ----  ---------  ----------  ---------------  --------------  ----------  -------------  ---------------
CHARLES M. HARPER..  1994  $ 600,000  $2,410,000    $ 7,534,241(4)    $      0       750,000     $       0      $ 2,120,391
 Chairman & Chief    1993  $ 700,000  $1,750,000    $   472,830       $      0     8,750,000     $       0      $   423,417
 Executive Officer
LAWRENCE R.RICCIARDI 1994  $ 600,000  $1,350,000    $ 2,991,131(5)    $      0             0     $ 200,994      $    28,431
 President and       1993  $ 557,333  $  462,000    $    77,254       $815,625       500,000     $       0      $    43,979
 General Counsel     1992  $ 420,833  $  385,000    $    59,480       $      0             0     $       0      $    12,276
H. JOHN GREENIAUS..  1994  $ 700,000  $  983,430    $ 2,045,752(6)    $      0             0     $ 254,490      $    24,990
 President & Chief   1993  $ 601,042  $  579,000    $    71,398       $600,000       500,000     $       0      $    34,808
 Executive Officer,  1992  $ 572,500  $  310,000    $    58,644       $      0             0     $       0      $    17,210
 Nabisco, Inc.
JAMES W. JOHNSTON..  1994  $ 700,000  $1,725,000    $ 3,902,147(7)    $      0             0     $ 255,104      $    57,878
 Chairman & Chief    1993  $ 612,083  $  225,000    $   123,435       $826,460       500,000     $       0      $    70,065
 Executive Officer,  1992  $ 572,500  $  495,000    $    99,991       $      0             0     $       0      $    17,210
 R.J. Reynolds
 Tobacco Co.
EUGENE R. CROISANT.  1994  $ 475,000  $1,107,500    $ 2,255,545(8)    $      0             0     $ 144,403      $    15,174
 Executive Vice      1993  $ 396,875  $  308,000    $    60,521       $678,000       400,000     $       0      $    25,109
 President, Human    1992  $ 318,333  $  261,000    $    54,404       $      0             0     $       0      $    23,161
 Resources & Admin.

- ------------
(1) Restrictions on the restricted stock granted to the named individuals in 1993 lapsed on December 31, 1994, at which time the individuals were required to dispose of 39.6% of their shares to satisfy federal income tax withholding obligations.

(2) The amounts shown in the table represent the value of grants made to the named executive officers in July 1994 under the Executive Equity Program of the LTIP, which applies to individuals who previously acquired purchase stock under the LTIP (as described under "Stock-Based Awards" below). The named executive officers who participate in the program receive cash grants on four annual grant dates beginning July 1994 and ending July 1997. The amount awarded on each grant date is equal to the excess, if any, of (i) 25% of the maximum amount the individual could have borrowed to acquire purchase stock, over (ii) the then fair market value of the same percentage of such individual's purchase stock. The grant is increased by the amount necessary to hold the individual harmless from income taxes due as a result of the grant. No grant will be made on a grant date if, on such grant date, the amount determined under clause (ii) above equals or exceeds the amount determined in clause (i) above.

(3) The amounts shown in the table reflect company contributions made on behalf of the named individuals under RJRN's qualified and non-qualified defined contribution plans, as follows:

                                          COMPANY MATCHING CONTRIBUTION    COMPANY CONTRIBUTION
                 NAME                           (QUALIFIED PLAN)           (NON-QUALIFIED PLAN)
- ---------------------------------------   -----------------------------    --------------------
  Mr. Harper...........................              $ 4,500                     $ 13,500
  Mr. Ricciardi........................              $ 4,500                     $ 14,886
  Mr. Greeniaus........................              $ 4,500                     $ 20,490
  Mr. Johnston.........................              $ 4,500                     $ 17,175
  Mr. Croisant.........................              $ 4,500                     $ 10,674

                                         (Footnotes continued on following page)

(Footnotes continued from preceding page)
   The amount shown in the table for Mr. Harper also includes $2,011,119, which was the one-time discounted advance premium deposit made in 1994 for the insurance policy described in footnote (4), and $91,272 of interest income arising from the advance premium deposit. The amount shown in the table for Mr. Ricciardi also includes $9,045, which was the 1994 premium for the insurance policy described in footnote (5). The amount shown in the table for Mr. Johnston also includes $36,203, which was the 1994 premium for the insurance policies described in footnote (7).

(4) Mr. Harper's employment agreement provides him with a retirement arrangement similar to that provided to the prior chief executive officer of Holdings. The retirement benefits under Mr. Harper's employment agreement are substantially similar to those provided under Holdings' Supplemental Executive Retirement Plan (described below under "Retirement Plans"). The after-tax vested benefits accrued as of December 31, 1993 for Mr. Harper under his retirement arrangement (reduced by his vested benefits under Holdings' qualified pension plan), were funded through the purchase of annuity contracts in February 1994, as was done for the prior chief executive officer of Holdings (whose retirement benefits were funded through the purchase of annuity contracts). $5,482,999 of the amount shown was to hold Mr. Harper harmless from increased personal income tax liability related to the funding of his retirement plan benefit. In addition, Mr. Harper's employment agreement requires Holdings to pay annual premiums on a $5 million permanent life insurance policy owned by Mr. Harper. This is similar to the arrangement maintained for the prior chief executive officer of Holdings, who also owned a $5 million permanent life insurance program for which Holdings made all premium payments. In March 1994, Holdings made a one-time discounted advance premium deposit with the insurance carrier to cover future premium payments under the policy. $1,748,464 of the amount shown was Mr. Harper's increased personal income tax liability attributable to the advance premium deposit and the resulting recognition of interest income, which was reimbursed by Holdings to Mr. Harper under the terms of his employment agreement. The amount of the premium and the interest income is included in the "All Other Compensation" column. The amount shown also reflects other income tax liabilities which were reimbursed by Holdings to Mr. Harper ($87,043), amounts not paid to Mr. Harper but nonetheless allocable to his personal use of company facilities and aircraft ($136,566), and amounts attributable to his participation in RJRN's executive perquisite program, which provides him with supplemental insurance, a leased automobile and an annual allowance ($61,750) which may be used to reimburse miscellaneous expenses and, to the extent not so used, is paid to him in cash. The supplemental insurance consists of medical, dental, business travel accident and, to the extent elected, life, spousal life and personal liability insurance.

(5) The after-tax vested benefits accrued as of December 31, 1993 for participants in the Supplemental Executive Retirement Plan (reduced by the participants' vested benefits under Holdings' qualified pension plan), were funded through the purchase of annuity contracts in February 1994. $2,719,812 of the amount shown was to hold Mr. Ricciardi harmless from increased personal income tax liability related to the funding of his retirement plan benefit. In accordance with Mr. Ricciardi's employment agreement, Holdings pays annual premiums on a $1 million variable life insurance policy for Mr. Ricciardi. $8,050 of the amount shown was Mr. Ricciardi's increased personal income tax liability attributable to the 1994 payment, which was reimbursed by Holdings to Mr. Ricciardi. The amount of the 1994 premium payment is included in the "All Other Compensation" column. In addition, $193,838 of the amount shown was to hold Mr. Ricciardi harmless from increased personal income tax liability related to his participation in the Executive Equity Program described in footnote (2). The amount shown also reflects amounts not paid to Mr. Ricciardi but nonetheless allocable to his personal use of company aircraft ($3,955), and amounts attributable to his participation in RJRN's executive perquisite program, which provides him with supplemental insurance, a leased automobile and an annual allowance ($47,500) which may be used to reimburse miscellaneous expenses and, to the extent not so used, is paid to him in cash. The supplemental insurance consists of medical, dental, business travel accident and, to the extent elected, life, spousal life and personal liability insurance.

(6) The after-tax vested retirement benefits accrued as of December 31, 1993 for participants in the Supplemental Executive Retirement Plan (reduced by the participants' vested benefit under Holdings' qualified pension plan) were funded through the purchase of annuity contracts in February 1994. $1,740,604 of the amount shown was to hold Mr. Greeniaus harmless from increased personal income tax liability related to the funding of his retirement plan benefit. In addition, $232,095 of the amount shown was to hold Mr. Greeniaus harmless from increased personal income tax liability related to his participation in the Executive Equity Program described in footnote (2). The amount shown in the table also reflects amounts not paid to Mr. Greeniaus but, nonetheless, allocable to his personal use of company aircraft ($12,461), and amounts attributable to his participation in RJRN's executive perquisite program, which provides him with supplemental insurance, a leased automobile and an annual allowance ($47,500) which may be used to reimburse miscellaneous expenses and, to the extent not so used, is paid to him in cash. The supplemental insurance consists of medical, dental, business travel accident and, to the extent elected, life, spousal life, automobile and personal liability insurance.

(7) The after-tax vested benefits accrued as of December 31, 1993 for participants in the Supplemental Executive Retirement Plan (reduced by the participants' vested benefits under Holdings' qualified pension plan), were funded through the purchase of annuity contracts in February 1994. $3,529,060 of the amount shown was to hold Mr. Johnston harmless from increased personal income tax liability related to the funding of his retirement plan benefit. Mr. Johnston's employment agreement requires Holdings to pay annual premiums on a $1 million term life insurance policy and a $1 million permanent life insurance policy owned by Mr. Johnston. $30,188 of the amount shown was Mr. Johnston's increased personal income tax liability attributable to the payment of the 1994 premium by Holdings, which was reimbursed by Holdings to Mr. Johnston. The amount of the 1994 premium payment is included in the "All Other Compensation" column. In addition, $243,139 of the amount shown was to hold Mr. Johnston harmless from increased personal income tax liability related to his participation in the Executive Equity Program described in footnote (2). The amount shown also reflects amounts not paid to Mr. Johnston but nonetheless allocable to his personal use of company aircraft ($36,227) and amounts attributable to Mr. Johnston's participation in RJRN's executive perquisite program, which provides him with supplemental insurance, a leased automobile and an annual allowance ($47,500) which may be used to reimburse miscellaneous expenses and, to the extent not so used, is paid to him in cash. The supplemental insurance consists of medical, dental, business travel accident and, to the extent elected, life, spousal life and personal liability insurance.

(8) The after-tax vested benefits accrued as of December 31, 1993 for participants in the Supplemental Executive Retirement Plan (reduced by the participants' vested benefits under Holdings' qualified pension plan), were funded through the purchase of annuity contracts in February 1994. $2,036,557 of the amount shown was to hold Mr. Croisant harmless from increased personal income tax liability related to the funding of his retirement plan benefit. In addition, $156,707 of the amount shown was to hold Mr. Croisant harmless from increased personal income tax liability related to his participation in the Executive Equity Program described in footnote (2). The amount shown in the table also reflects Mr. Croisant's participation in RJRN's executive perquisite program, which provides him with supplemental insurance, a leased automobile and an annual allowance ($47,500) which may be used to reimburse miscellaneous expenses and, to the extent not so used, is paid to him in cash. The supplemental insurance consists of medical, dental, business travel accident and, to the extent elected, life, spousal life, automobile and personal liability insurance.

STOCK-BASED AWARDS

    Holdings believes that significant purchases of Common Stock by its executives through the commitment of personal financial resources is critical to Holdings' philosophy of encouraging executives to act as owner-managers. Accordingly, Holdings has implemented two programs to encourage executives to purchase Common Stock: the Management Equity Participation Plan and the LTIP (collectively, the "Programs"). Holdings has issued stock options under the Programs to the named executive officers and to other key employees. Certain options granted to all of the named executive officers were conditioned on the purchase by them of Common Stock under purchase stock agreements that, together with the options granted, contained a variety of limitations on the ability of the holders to transfer or realize gain from the purchase stock or the options. The executives received options to purchase four shares of Common Stock for every share purchased.

    In connection with the purchase of Common Stock under the LTIP, executives were permitted to borrow on a secured basis from Holdings the purchase price for the shares of the purchased stock. In addition, purchasers were entitled to borrow money from Holdings on substantially the same terms to pay taxes due on any taxable income recognized in connection with such purchases. The current annual interest rate, which was set in July 1993 at the then applicable federal rate for long term loans, is 6.37%. The indebtedness, plus accrued interest and taxes, must be repaid upon the earlier of sale of the shares or termination of plan participation. As of March 1, 1995, the named executive officers of Holdings, with outstanding indebtedness in connection with such loans were: Mr. Ricciardi $961,873; Mr. Greeniaus $1,856,892; Mr. Johnston $1,240,145; and Mr. Croisant $841,282. All of these individuals have repaid a portion of their indebtedness since January 1, 1994. The largest amount of indebtedness since January 1, 1994 for each of these individuals is: Mr. Ricciardi $1,331,585; Mr. Greeniaus $2,035,527; Mr. Johnston $1,712,037; and Mr. Croisant $951,132.

    The following table identifies the grants of stock options made to the named executive officers in 1994.

                  OPTION GRANTS IN THE LAST FISCAL YEAR (1994)

                                              INDIVIDUAL GRANTS
                              --------------------------------------------------
                              NUMBER OF     PERCENT OF
                              SECURITIES      TOTAL                                 POTENTIAL REALIZABLE VALUE AT ASSUMED
                              UNDERLYING     OPTIONS                                     ANNUAL RATES OF STOCK PRICE
                               OPTIONS      GRANTED TO    EXERCISE                      APPRECIATION FOR OPTION TERM
                               GRANTED     EMPLOYEES IN     PRICE     EXPIRATION   ---------------------------------------
    NAME                         (#)       FISCAL YEAR    ($/SHARE)      DATE      0.0%        5.0%             10.0%
- ----------------------------  ----------   ------------   ---------   ----------   ----   --------------   ---------------
C. M. Harper(1).............    750,000        45.1%       $ 5.500     12/31/09     $0        $4,042,218       $11,539,681
L. R. Ricciardi.............          0         0.0%           n/a          n/a    n/a               n/a               n/a
H. J. Greeniaus.............          0         0.0%           n/a          n/a    n/a               n/a               n/a
J. W. Johnston..............          0         0.0%           n/a          n/a    n/a               n/a               n/a
E. R. Croisant..............          0         0.0%           n/a          n/a    n/a               n/a               n/a
All Stockholders(2).........        n/a         n/a            n/a          n/a     $0    $7,338,818,340   $20,950,780,753
Gain to Named Executive
 Officers as a Percentage of
 Gain to All
 Stockholders(3)............        n/a         n/a            n/a          n/a    n/a            0.0551%           0.0551%

- ------------

(1) Mr. Harper's stock options were granted pursuant to the terms of his employment agreement (described below). The grant shown for Mr. Harper was made on December 31, 1994. The exercise price of the stock options is equal to the fair market value of Common Stock on the date of grant. The stock options become exercisable over four years in accordance with the following schedule: 25% on each May 31, beginning May 31, 1995. The stock options have terms of 15 years from the date of grant, but are subject to earlier cancellation in certain circumstances.

(2) The amounts on this line of the table show the potential increase in the value of the Common Stock issued and outstanding as of December 31, 1994 (1,361,656,883 shares) if the assumed annual rates of stock price appreciation are maintained over a 15 year term (equal to the term of the stock options) beginning December 31, 1994.

(3) No gain to the optionee is possible without an increase in the price of Common Stock, which would benefit all stockholders commensurately.

    The following table provides information relating to the number and value of shares of Common Stock subject to options held by the named executive officers as of December 31, 1994. There were no stock option exercises during 1994 by any of the named individuals.

                AGGREGATED OPTION EXERCISES IN LAST FISCAL YEAR
                        AND FISCAL YEAR-END VALUE (1994)

                                                                                                   VALUE OF UNEXERCISED,
                          SHARES                               TOTAL NO. UNEXERCISED                    IN-THE-MONEY
                        ACQUIRED ON                          OPTIONS HELD AT FY-END (#)        OPTIONS HELD AT FY-END ($)(1)
                         EXERCISE           VALUE          ------------------------------      ------------------------------
    NAME                    (#)          REALIZED ($)      EXERCISABLE      UNEXERCISABLE      EXERCISABLE      UNEXERCISABLE
- -------------------     -----------      ------------      -----------      -------------      -----------      -------------
C. M. Harper.......          0                $0            2,187,500         7,312,500         $       0            $ 0
L. R. Ricciardi....          0                $0            1,254,599           525,401         $ 360,000            $ 0
H. J. Greeniaus....          0                $0            1,840,200           579,800         $ 600,000            $ 0
J. W. Johnston.....          0                $0            1,840,200           579,800         $ 600,000            $ 0
E. R. Croisant.....          0                $0              995,998           404,002         $ 300,000            $ 0

- ------------

(1) Calculated based on the excess of the fair market value of common stock of Holdings on December 31, 1994 ($5.50) over the option exercise price.

LONG-TERM INCENTIVE AWARDS

    The following table describes performance units that were granted to the named executive officers in 1994 pursuant to the LTIP. Participants were granted a designated number of performance units, which may be earned upon completion of a three-year performance period. Payouts of awards at the end of the performance period are based on cumulative operating company contribution (operating income before amortization of trademarks and goodwill) during the performance period for Holdings and its subsidiaries, for Nabisco or for worldwide tobacco, as appropriate.

          LONG TERM INCENTIVE PLANS--AWARDS IN LAST FISCAL YEAR (1994)

                                                 AWARDS                               ESTIMATED FUTURE PAYOUTS
                               -------------------------------------------    ----------------------------------------
                                                      PERFORMANCE OR OTHER
                               NO. OF SHARES/UNITS        PERIOD UNTIL         THRESHOLD        TARGET       MAXIMUM
    NAME                       OR OTHER RIGHTS (#)    MATURATION OR PAYOUT        ($)            ($)           ($)
- ----------------------------   -------------------    --------------------    ------------    ----------    ----------
C. M. Harper(1).............        1,500,000               12/31/96               $0         $1,500,000    $3,750,000
L. R. Ricciardi(1)..........          680,000               12/31/96               $0         $  680,000    $1,700,000
H. J. Greeniaus(2)..........          680,000               12/31/96               $0         $  680,000    $1,700,000
J. W. Johnston(3)...........          680,000               12/31/96               $0         $  680,000    $1,700,000
E. R. Croisant(1)...........          680,000               12/31/96               $0         $  680,000    $1,700,000

- ------------

(1) The payouts for Messrs. Harper, Ricciardi and Croisant are based on cumulative operating company contribution during the performance period for all of Holdings. If targeted results are achieved, their performance units will have the targeted value. Their performance units will have no value unless the actual performance exceeds 85.5% of the target, and they will have the maximum value if the actual performance equals or exceeds 111.9% of the target. Messrs. Ricciardi and Croisant will receive 15/36 of the award, to reflect their period of active service during the performance period.

(2) The payout for Mr. Greeniaus is based on cumulative operating company contribution during the performance period for Nabisco. If targeted results are achieved, his performance units will have the targeted value. His performance units will have no value unless the actual performance exceeds 90.4% of the target, and they will have the maximum value if the actual performance equals or exceeds 103.5% of the target.

(3) The payout for Mr. Johnston is based on cumulative operating company contribution during the performance period for worldwide tobacco operations. If targeted results are achieved, his performance units will have the targeted value. His performance units will have no value unless the actual performance exceeds 83.2% of the target, and they will have the maximum value if the actual performance equals or exceeds 104.3% of the target.

RETIREMENT PLANS

    The named executive officers participate in noncontributory defined benefit retirement plans maintained by Holdings or its subsidiaries. Mr. Ricciardi, Mr. Greeniaus, Mr. Johnston and Mr. Croisant also participate in a Supplemental Executive Retirement Plan. Mr. Harper's employment agreement provides him with a vested supplemental pension substantially similar to the Supplemental Executive Retirement Plan, except that Mr. Harper will be credited with 6 years of service in addition to his actual service with RJRN. Benefits under the Supplemental Executive Retirement Plan are payable only after a participant's retirement at a specified retirement age.

    The following table shows the estimated annual benefits payable upon retirement under the Supplemental Executive Retirement Plan and, in Mr. Harper's case, pursuant to his employment agreement, as described in the preceding paragraph. The retirement benefits shown are computed without regard to the Social Security offset and are based upon retirement at age 60 and the payment of a single-life annuity to the employee.

                                 ESTIMATED ANNUAL RETIREMENT BENEFITS
                                           YEARS OF SERVICE
                               ----------------------------------------
                                 10 OR
AVERAGE FINAL COMPENSATION       FEWER            15         20 OR MORE
- --------------------------     ----------     ----------     ----------
        $  800,000             $  266,666     $  300,000     $  400,000
        $  900,000             $  300,000     $  337,500     $  450,000
        $1,000,000             $  333,333     $  375,000     $  500,000
        $1,200,000             $  400,000     $  450,000     $  600,000
        $1,600,000             $  533,333     $  600,000     $  800,000
        $2,000,000             $  666,666     $  750,000     $1,000,000
        $2,400,000             $  800,000     $  900,000     $1,200,000
        $2,800,000             $  933,333     $1,050,000     $1,400,000
        $3,200,000             $1,066,666     $1,200,000     $1,600,000
        $3,600,000             $1,200,000     $1,350,000     $1,800,000
        $4,000,000             $1,333,333     $1,500,000     $2,000,000

    The retirement benefits for all of the named executive officers are determined under this table. For purposes of determining retirement benefits under the Supplemental Executive Retirement Plan (and, in Mr. Harper's case, under his employment agreement), compensation includes base salary, bonus (in the year earned) and pre-tax contributions to plans maintained under sections 401(k) and 125 of the Code. "Average Final Compensation" under the Supplemental Executive Retirement Plan (and, in Mr. Harper's case, under his employment agreement) is determined by considering the 36 consecutive months that yield the highest average compensation during the participant's last 60 months of service. If the participant has fewer than 36 months of service, all months are considered. Average Final Compensation as of December 31, 1994 for the named individuals who are participants in the Supplemental Executive Retirement Plan was: Mr. Ricciardi: $1,277,345; Mr. Greeniaus: $1,248,657; Mr. Johnston:
$1,518,194; and Mr. Croisant: $981,401. Mr. Harper's Average Final Compensation as of December 31, 1994 was $3,000,000. The following are estimated years of credited service (rounded to the nearest year) under the Supplemental Executive Retirement Plan (giving effect to individual arrangements) for the participants listed above: Mr. Ricciardi: 25 years (at retirement); Mr. Greeniaus: 28 years (at age 60); Mr. Johnston: 30 years (at age 60) and Mr. Croisant: 20 years (at retirement). Mr. Harper's estimated years of credited service at the end of the term of his employment agreement will be 10 years.

    In February 1994, Holdings purchased annuity contracts to fund certain retirement benefits for participants in the Supplemental Executive Retirement Plan, and for Mr. Harper under his retirement arrangement. The annuity contracts fund participants' after-tax vested benefits under the Supplemental Executive Retirement Plan (and, in Mr. Harper's case, under his employment agreement) as of December 31, 1993, reduced by the participants' vested benefit under Holdings' qualified pension plan. The funds used to purchase the annuity contracts had been previously expensed and were held in a trust designed for the payment of such benefits. Accordingly, there was no adverse impact on the corporation's earnings as a result of the funding. The benefits funded by the purchase of annuity contracts will not be available to the individuals until they retire.

AGREEMENTS WITH CERTAIN OFFICERS

    In 1993, Holdings and RJRN entered into an employment agreement with Mr. Harper pursuant to which Mr. Harper became employed as Chairman of the Boards of Directors of Holdings and RJRN and Chief Executive Officer of Holdings and RJRN for a period commencing on May 31, 1993 and continuing through May 31, 1997. Pursuant to the employment agreement, Mr. Harper is entitled to receive a base salary of $1.2 million per annum, increasing each January 1 by at least 6%, and a guaranteed minimum annual bonus so that his salary plus bonus for calendar years after 1993 will be at a rate that is no less than $3.0 million per year. In order to enable Holdings to preserve its federal income tax deduction for the salary and annual bonus paid to Mr. Harper, Mr. Harper agreed, in March 1994, to amend his employment agreement as it relates to his 1994 salary and annual bonus. The amendment reduces his base salary for 1994 to $600,000, increases his target bonus to reflect the salary reduction and makes his annual bonus contingent on company operating performance.

    Pursuant to the employment agreement, Mr. Harper is provided with life insurance in the amount of $5 million. Mr. Harper's employment agreement provides that Mr. Harper will receive a supplemental pension substantially similar to the Supplemental Executive Retirement Plan, except that Mr. Harper will be credited for six of his years of service with his previous employer in addition to his actual service with RJRN. Mr. Harper's benefit under this supplemental pension is vested at all times. In February 1994, the after-tax benefit accrued as of December 31, 1993 for Mr. Harper under his employment agreement (and for all participants in the Supplemental Executive Retirement
Plan), reduced by amounts accrued under Holdings' qualified pension plan, was funded through the purchase of annuity contracts (see "Retirement Plans"). Mr. Harper's employment agreement also provides for the payment to Mr. Harper of compensation continuance until May 31, 1997, based on Mr. Harper's then current base salary and the highest annual bonus paid to, or accrued for, him, if Holdings or RJRN terminates Mr. Harper's employment without cause or if Mr. Harper terminates his employment for "good reason" (which includes a reduction in Mr. Harper's duties or positions, a reduction in Mr. Harper's initial salary and annual bonus or a material breach of the contract by RJRN or Holdings). Cause includes willful gross misconduct or malfeasance, or substantial and continuing refusal by Mr. Harper to perform his duties. In the event that a "parachute" excise tax would be imposed on Mr. Harper's termination payments, Mr. Harper would also be reimbursed for the amount of the excise tax on his termination payments, as well as any incremental income taxes payable on the reimbursed amount.

    Under the terms of his employment agreement, Mr. Harper was required to purchase 622,222 shares of Common Stock at a price of $5.625 (the closing market price on May 21, 1993) from Holdings. The employment agreement restricts the transfer of such stock so long as Mr. Harper remains employed by Holdings or any of its subsidiaries, except for such transfers as may be permitted by the Board of Directors of Holdings. The purchase of such stock was a condition to the grant to Mr. Harper on May 31, 1993 under the LTIP of options to purchase 8,000,000 shares of Common Stock at an exercise price of $5.625. Such options become vested and exercisable in four equal annual installments on the first, second, third and fourth anniversaries of the date of grant. The employment agreement also provides that Holdings will grant options to purchase 750,000 shares of Common Stock to Mr. Harper on each December 31 on which he remains employed by RJRN through December 31, 1996. The exercise price for such options will be equal to the fair market value of such shares on the business day immediately preceding the date of grant. Such additional options will become vested and exercisable in equal annual installments on each May 31 after the date of grant through May 31, 1997. All of the options referred to above will be exercisable for 15 years from the date of grant unless Mr. Harper's employment terminates other than by reason of a permitted retirement. If his employment terminates for any reason other than a permitted retirement, the options will remain exercisable for one year, provided that if his termination were for cause, the options would terminate immediately. In December 1994, the board of directors of Holdings authorized the acquisition of one-half of Mr. Harper's purchase shares at the fair market value on the date of the acquisition, provided that the full amount of such proceeds be used by Mr. Harper solely for the acquisition of Nabisco Class A Common Stock containing the same transfer restrictions as the Holdings purchase stock. On January 19, 1995, Holdings purchased one-half of Mr. Harper's purchase stock at the closing market price on that date ($5.625 per share) and the proceeds were used by Mr. Harper to purchase shares of Nabisco Class A Common Stock on the initial public offering date. In addition, on January 19, 1995, one-half of Mr. Harper's outstanding options to purchase Common Stock were canceled and, in exchange for the cancellation, he received options to purchase Nabisco Class A Common Stock. Specifically, he received options to purchase 1,090,550 shares of Nabisco Class A Common Stock (based on a ratio of the fair market values of Common Stock and Nabisco Class A Common Stock on that date) at an exercise price of $24.50 (the fair market value of Nabisco Class A Common Stock on that date). The Nabisco stock options are fully vested and have a term of 15 years, but may not be exercised for three years from the date of grant.

    Mr. Ricciardi, Mr. Johnston, Mr. Greeniaus and Mr. Croisant also have employment agreements with RJRN.

    In 1993, Holdings and RJRN entered into a revised employment agreement with Mr. Ricciardi for the period commencing on May 31, 1993 and continuing through May 31, 1997, pursuant to which Mr. Ricciardi will receive an annual base salary of no less than $600,000. Mr. Ricciardi's employment agreement also provides that if his employment is terminated without cause or if he terminates employment for reasons specified in the agreement (which include a change in Mr. Ricciardi's duties, position or pay status), he will receive compensation and benefit continuance for the longer of (i) 36 months or (ii) the remainder of the term of the agreement. Cause includes criminal conduct, deliberate misconduct and deliberate and continual refusal by Mr. Ricciardi to perform his duties. Such continued compensation will be based on Mr. Ricciardi's annual base salary plus the highest annual bonus paid to, or targeted for, him. Mr. Ricciardi is entitled to life insurance during the term of the agreement, and is reimbursed for taxes incurred as a result of this arrangement. In addition, Mr. Ricciardi has an arrangement with RJRN pursuant to which he is credited with an additional 16 years of benefit calculation service under the Supplemental Executive Retirement Plan to reflect service with his prior employer. Upon reaching age 55 (or if terminated by RJRN prior thereto other than for cause) Mr. Ricciardi will be entitled to his maximum benefit under the Supplemental Executive Retirement Plan, without reduction for early retirement.

    Mr. Johnston's employment agreement was revised in 1993. Mr. Johnston will receive a base salary of no less than $700,000 per annum and a target bonus of at least 70% of his base salary. Mr. Johnston's revised employment agreement provides that if his employment is terminated without cause or if he terminates employment for "good reason" (which includes a reduction in Mr. Johnston's duties or positions, a reduction in Mr. Johnston's base salary or annual bonus opportunity, or the disposal of a significant segment of Holdings' tobacco operations) he will receive compensation and benefit continuance for three years, based on his then current annual base salary and targeted annual bonus. Cause includes willful gross misconduct or malfeasance, or substantial and continuing refusal by Mr. Johnston to perform his duties. Mr. Johnston may elect to receive the discounted present value of his severance in a lump sum. Mr. Johnston is not entitled to severance if he voluntarily resigns or if he is terminated for cause. In the event of a change of control Mr. Johnston would receive three annual lump-sum payments equal in the aggregate to the salary and bonus that would have been payable to him had his termination occurred upon such change of control; provided, however, that any amounts payable upon subsequent termination of employment shall be offset by amounts paid in connection with such change of control. A change of control would occur if, following a corporate transaction, a party other than KKR Associates and/or its affiliates obtains control of Holdings, R. J. Reynolds Tobacco Company or R. J. Reynolds Tobacco International, Inc.; provided, that Mr. Johnston is not thereafter chief executive officer of the surviving entity with responsibility for all tobacco operations. Pursuant to the employment agreement, Mr. Johnston is provided with $1 million of term life insurance and $1 million of whole life insurance while actively employed. Mr. Johnston will continue to be provided with his whole life insurance following termination of employment (other than for cause) until age
70. Mr. Johnston is reimbursed for taxes payable as a result of this arrangement. Pursuant to the employment agreement, Mr. Johnston is credited under the Supplemental Executive Retirement Plan with 8 years of service in addition to his actual current and prior service with subsidiaries of RJRN. Mr. Johnston's normal retirement age for purposes of the Supplemental Executive Retirement Plan is 52, and no early retirement reduction will be taken unless Mr. Johnston terminates employment without good reason prior to attaining age 52.

    In 1988, RJRN entered into an employment agreement with Mr. Greeniaus. Mr. Greeniaus's employment agreement provides that if he is involuntarily terminated other than for cause he will receive three years' base salary plus bonus payable for three years, as well as benefit continuation for three years. Cause includes criminal dishonesty, deliberate misconduct, and deliberate and continual refusal to perform employment duties or to act in accordance with instructions of the board of directors. The period of compensation and benefit continuance may not extend beyond Mr. Greeniaus's normal retirement age under the Supplemental Executive Retirement Plan. Compensation continuance is based on the highest annual rate of salary in effect during the twelve months immediately prior to termination and the most recent annual incentive award or the current target level, if higher.

    In 1994, Mr. Croisant received a letter from Holdings and RJRN confirming the terms of his employment. Mr. Croisant will receive an annual base salary of no less than $475,000 and a target bonus of at least 70% of his base salary. The letter provides that if Mr. Croisant is terminated without cause he will receive compensation and benefit continuance for 36 months based on his rate of annual salary and targeted annual bonus during the period prior to termination. Cause includes criminal conduct, deliberate misconduct and deliberate and continual refusal by Mr. Croisant to perform his duties. Mr. Croisant has an arrangement with RJRN pursuant to which he is credited with an additional 15 years of benefit calculation service under the Supplemental Executive Retirement Plan to reflect service with his prior employer. Upon reaching age 55 and five years of service, Mr. Croisant became entitled to his maximum benefit under the Supplemental Executive Retirement Plan.

    In July 1994, in connection with the exploration of alternative corporate structures and the uncertain prospects for corporate headquarters employees, Holdings adopted the Continuing Excellence Recognition Program for all corporate headquarters employees (with the exception of Mr. Harper). Of the named executive officers, only Messrs. Ricciardi and Croisant are eligible for this program. The program was announced to employees in July 1994, and its implementation began in January 1995, in connection with the public announcement of a reorganization, pursuant to which certain functions that historically had been performed by corporate headquarters employees would thereafter be performed by employees of the operating companies. Under the program, corporate headquarters employees are entitled to additional compensation as a result of the reorganization. Corporate headquarters employees whose employment is terminated or who retire in connection with the reorganization would be entitled to additional periods of salary and benefit continuance, except that employees with contractual severance arrangements (including Messrs. Ricciardi and Croisant) would be entitled to their contractually determined benefits. In addition, such terminating or retiring employees would be entitled to a supplemental annual bonus and certain other termination related benefits.

DIRECTOR'S COMPENSATION

    Directors who are not employees of Holdings or its subsidiaries are compensated at the rate of $60,000 per year. Holdings provides directors who are not employees and who are not associated with KKR with life insurance having a death benefit of $100,000, participation in charitable giving programs (pursuant to which directors with at least three years of service may direct that up to $1 million be contributed to eligible educational institutions following the director's death) and supplemental insurance programs. Each director who is neither associated with KKR nor an employee of Holdings or its subsidiaries is, upon becoming a director, granted an option pursuant to a stock option plan to purchase 30,000 shares of Common Stock. The options have an exercise price equal to the fair market value of the Common Stock on the date of grant. They cannot be exercised for six months following the date of grant but, thereafter, are exercisable for ten years from the date of grant. In addition, each director who is not an employee of Holdings or its subsidiaries receives an annual grant of stock options which, beginning in 1995, will be made on the date of the director's election or re-election to the Board of Directors. The annual grant is intended to deliver a predetermined value, and the number of shares of Common Stock subject to the option is determined based on an internal valuation methodology. In 1994, each eligible director received a stock option to purchase 5,900 shares of Common Stock. The annually granted stock options have a 15 year term and vest over three years (33% on the first and second anniversaries of the date of grant and 34% on the third anniversary). No additional compensation is paid to directors who are employees of Holdings or its subsidiaries in their capacity as directors.

    Directors who have never been employees of Holdings or its subsidiaries participate in the Directors Retirement Plan. The Directors Retirement Plan provides each eligible director with a monthly allowance equal to the monthly directors' fee in effect on the date the director's service terminates. The maximum benefits payable under the Directors Retirement Plan are (a) for those directors with ten or more years of service, 180 monthly payments; (b) for those directors with less than ten but more than five years of service, monthly payments equal to 180 multiplied by a fraction, the numerator of which is equal to the years of service of such director and the denominator of which is 10; or
(c) for directors with less than five years of service, 48 monthly payments. For purposes of computing years of service, partial years of service count as a full year. The Directors Retirement Plan also provides that upon a "change in control," the Directors Retirement Plan cannot be amended or terminated.

    Compensation Committee Interlocks and Insider Participation. The Compensation Committee currently consists of Messrs. Chain and Clendenin. During the 1994 fiscal year, the Compensation Committee consisted of Messrs. Chain, Raether (who is not a nominee for re-election) and Stuart. Mr. Raether was an officer of Holdings from February 1989 through February 1991, and Mr. Stuart was an officer of Holdings from November 1988 through February 1991. KKR, of which Messrs. Raether and Stuart are general partners, renders management, consulting and financial services to Holdings and its subsidiaries for an annual fee. Pursuant to the Retainer Agreement, an annual fee of $8 million plus expenses was approved by the JFEW Special Committee (whose current members are Ms. Ridgway and Mr. Medlin) and paid for such services performed in 1994. In addition, upon application by KKR to the JFEW Special Committee pursuant to the Retainer Agreement, the JFEW Special Committee in February 1995 approved KKR's request for an additional fee of $2 million in recognition of extraordinary services performed by KKR for Holdings and its subsidiaries during 1994.

    Mr. Johnston is a member of the Compensation, Nominating and Organization Committee of the Board of Directors of Wachovia Corporation. Mr. Medlin, who is a director of Holdings, is Chairman of Wachovia Corporation.

                     COMPARISON OF CUMULATIVE TOTAL RETURNS
     RJR NABISCO HOLDINGS CORP., S&P 500 INDEX, AND S&P FOOD/TOBACCO INDEX


                                2/1/91   12/31/91  12/31/92   12/31/93  12/31/94

RJR Nabisco Holdings Corp.
  Common Stock...............   100.00    191.11     153.33     113.33     97.78

S&P Food/Tobacco Index.......   100.00    144.17     143.77     119.43    127.14

S&P 500 Index................   100.00    125.00     134.53     146.87    148.74

- ------------

* The S&P Food/Tobacco Index is a weighted average of the separate S&P Food and Tobacco Indices based upon the percentage of operating income from Holdings' business units. As of December 31, 1994, 66% of Holdings' total company operating income came from Tobacco operations and 34% came from Food operations.

* Total returns assume $100 invested on February 1, 1991 in Common Stock, the S&P 500 Index, and the S&P Food/Tobacco Index with reinvestment of dividends. Common Stock was first issued to the public under a registration statement which was effective January 31, 1991. February 1, 1991 was the first trading day for Common Stock.

                         COMPENSATION COMMITTEE REPORT

    This report was prepared by the Compensation Committee (the "Committee") of the Board of Directors as of December 31, 1994 and reflects the executive compensation policies and practices of Holdings and its subsidiaries during 1994. The Committee is responsible for all executive compensation policies and practices of Holdings and its subsidiaries. The Committee approves all executive compensation actions and administers all of Holdings' executive compensation programs and plans. The Committee reports regularly to the Board of Directors, and the Board is periodically asked to ratify Committee actions. During 1994, the Committee consisted of three Directors who were not employees of Holdings or any of its subsidiaries, and who, therefore, were not eligible to participate in any of Holdings' executive compensation programs or plans.

EXECUTIVE COMPENSATION PRINCIPLES AND POLICIES

    In determining the amounts, composition, and terms and conditions of the compensation for executive officers of Holdings, the Committee is guided by two principles: (1) compensation opportunities must enable Holdings to attract and retain individuals with outstanding executive talent and skills; and (2) a substantial portion of each executive officer's compensation must be tied to quantifiable measures of Holdings' financial results from operations and stock price performance. These principles are reflected in the actions discussed below relating to salaries, annual incentives and long-term incentives.

    In 1994, the Committee adopted the Continuing Excellence Recognition Program to aid in retaining key headquarters personnel in this period of organizational uncertainty. The retention program is discussed on page 28. With respect to Mr. Harper, the Committee approved the payment of a one-time advance premium deposit to cover future premiums for a life insurance policy provided to him pursuant to his employment agreement (as described in footnote 4 to the Summary Compensation Table). In addition, to ensure that Mr. Harper's terms of employment are comparable to the terms provided to the prior chief executive officer of Holdings, the Committee approved the funding of non-tax-qualified retirement benefits to which Mr. Harper is entitled under the terms of his employment agreement (as described in footnote 4 to the Summary Compensation Table). The Committee also approved the funding of non-tax-qualified retirement benefits for certain senior executives (as described on page 25). The amounts used to fund these retirement benefits of Mr. Harper and the other executives had been previously expensed and were held in a trust designed for the payment of such benefits.

    As noted in last year's report, changes made to the Internal Revenue Code in 1993 limit the ability of publicly-traded companies to secure a tax deduction for certain compensation paid to certain individuals named in the summary compensation table. The Committee has taken actions, including those noted in this report, to limit the impact of this change in tax law. The Committee will continue to seek ways to limit the impact of this change; however, the Committee has not (and cannot) compromise Holdings' ability to attract the executive talent required to compete successfully on a global basis. Accordingly, achieving the desired flexibility in the design and delivery of compensation may periodically result in some compensation that is not deductible for federal income tax purposes.

MAJOR COMPENSATION COMPONENTS

    The compensation program for executive officers is composed of annual compensation, long-term compensation and benefits. In determining compensation levels, the Committee relies on surveys of the compensation practices of other companies that are representative of the size and type of company with which Holdings competes for executive talent. Accordingly, this is a broader and more diverse group of companies than those used for the peer company index in the SEC-mandated Performance Graph appearing on page 30.

ANNUAL COMPENSATION

    The annual compensation for each of the named executive officers is composed of salary and an annual incentive opportunity. In general, salaries paid to executive officers reflect the median of competitive practices used by the Committee for comparison purposes. Salary increases are granted to senior executives only when the Committee determines that market conditions warrant them. No named executive officer received a salary increase during 1994. The Committee did approve contingent increases in the salaries to be paid to Messrs. Greeniaus and Johnston, effective February 1, 1995, to reflect the increased scope of independence and responsibilities of Holdings' operating companies resulting from the successful public offering of Class A Common Stock of Nabisco.

    Annual compensation levels (salary plus target annual incentive award) are set to reflect the 75th percentile of the compensation practices of competitive companies. For the named executive officers, 1994 performance objectives were established early in 1994, and annual incentive awards were determined essentially as prescribed by Holdings' Annual Incentive Award Program. Given the status of the domestic tobacco market and the increasing competitiveness in Holdings' other businesses at the start of the year, the Committee established higher than usual maximum annual incentive opportunities for 1994 to encourage superior performance. These one-time maximums were earned by most of the named executive officers because stretch operating performance objectives were attained as a result of superior operating performance in 1994 by Holdings' tobacco and food operating companies. The annual incentive awards are based on operating performance, not stock price; thus, most executives earned the higher than usual maximum awards even though Holdings' superior 1994 operating performance is not yet reflected in the price of Common Stock.

LONG-TERM COMPENSATION

    The Committee relies on various forms of stock-based grants and multi-year incentive opportunities to motivate executives to maintain a longer-term perspective. Information about stock-based grants, including stock options, is covered in the tables and accompanying text preceding this report. As of December 31, 1994, approximately 500 key executives of Holdings and its subsidiaries owned in excess of nine million shares of Common Stock, with an aggregate value of approximately $54 million. (This number does not include stock options or future incentive awards.) The Committee believes this constitutes a significant ownership position, which properly aligns management's interests with those of other shareholders and meets the Committee's objective of encouraging meaningful ownership by executives.

    In late 1993, executive officers other than Mr. Harper received stock options in advance of the more typical February 1994 annual grant date. Accordingly, no stock options were granted to any named executive officer during 1994, except for stock options granted to Mr. Harper pursuant to his employment agreement, as described below.

    As indicated in the table on page 24, the Committee granted performance unit awards to all the named executive officers in 1994. These cash-denominated awards provide for potential payments if certain pre-established 1994-96 operating company contribution goals are achieved. In determining the size of stock option and performance unit grants, the Committee targets the 75th percentile of combined competitive stock options and other long-term incentive opportunities. In making grants of performance units and stock options, the Committee does not take into account whether an executive has exercised or continues to hold previously granted stock options.

CHIEF EXECUTIVE OFFICER'S COMPENSATION

    Mr. Harper's compensation is determined, in great part, by the terms of his employment agreement with Holdings, which was unanimously approved by the Board of Directors. The level of compensation provided under his agreement reflects an amount necessary to acquire and retain the services of an individual with the skills, experience and stature of Mr. Harper, and is commensurate with the compensation provided to Holdings' prior chief executive officer.

    While Mr. Harper was contractually entitled to an annual salary of $1,260,000 for 1994, he initiated a reduction to $600,000. In exchange, the Committee increased his target annual incentive award to reflect this reduction. At the same time, Mr. Harper relieved the Company of its commitment to provide a minimum annual combined salary and bonus of $3 million. This action not only reduced the amount of Mr. Harper's compensation that was essentially guaranteed, it should also ensure that all of Mr. Harper's 1994 salary and annual incentive award is deductible for federal income tax purposes. Mr. Harper's 1994 annual incentive award was based on a performance schedule adopted by the Committee in early 1994, and does not reflect the higher than usual maximum award opportunities offered to, and earned by, other officers.

    Pursuant to his employment agreement, on December 31, 1994, Mr. Harper was granted a stock option covering 750,000 shares of Common Stock with an exercise price of $5.50 per share, the fair market value on the date of the grant. Other details of this option are described on page 26. Mr. Harper was also granted a performance unit award for the 1994-96 performance period, as more fully described on page 24. This award was based on providing Mr. Harper with total long-term incentive compensation opportunities (stock options plus performance units) reflecting the 75th percentile of competitive chief executive officer grants.

                                          Respectfully submitted,

                                          John T. Chain, Jr.
                                          Paul E. Raether
                                          Scott M. Stuart

                               OTHER INFORMATION

    Solicitation may be made personally, by telephone, by telegraph or by mail by officers and employees of Holdings and its subsidiaries who will not be additionally compensated therefor. Holdings will request persons such as brokers, nominees and fiduciaries, holding stock in their names for others, or holding stock for others who have the right to give voting instructions, to forward proxy material to their principals and request authority for the execution of the proxy. Holdings will reimburse such persons for their expenses in so doing. MacKenzie Partners, Inc. has been retained to assist in the solicitation of proxies for a fee not to exceed $20,000, plus reimbursement of out of pocket expenses. The total cost of soliciting proxies will be borne by Holdings.

    The Board of Directors has no knowledge of any other matters to be presented at the meeting other than those described herein. If any other matters should properly come before the meeting, it is the intention of the persons designated in the proxy to vote thereon according to their best judgment.

    Stockholders are urged to forward their proxies without delay. A prompt response will be greatly appreciated.

                                          RJR NABISCO HOLDINGS CORP.

New York, New York
March [  ], 1995

                                                                       EXHIBIT A

                       FIRST PARAGRAPH OF ARTICLE FOURTH
                                     OF THE
               AMENDED AND RESTATED CERTIFICATE OF INCORPORATION
                                       OF
                           RJR NABISCO HOLDINGS CORP.

                          (AS PROPOSED TO BE AMENDED)

    The total number of shares of capital stock that the Corporation is authorized to issue is 590,000,000 shares of which 440,000,000 shares are Common Stock, par value $.01 each, and 150,000,000 shares of which are shares of preferred stock, par value $.01 each (hereinafter referred to as "Preferred Stock"). The Preferred Stock may be issued from time to time in one or more series with such distinctive designations as may be stated in the resolution or resolutions providing for the issue of such stock from time to time adopted by the Board of Directors or a duly authorized committee thereof. The resolution or resolutions providing for the issue of shares of a particular series shall fix, subject to applicable laws and the provisions of this ARTICLE FOURTH, for each such series the number of shares constituting such series and the designations and powers, preferences and relative participating, optional or other special rights and qualifications, limitations or restrictions thereof, including, without limiting the generality of the foregoing, such provisions as may be desired concerning voting, redemption, dividends, dissolution or the distribution of assets, conversion or exchange, and such other subjects or matters as may be fixed by resolution or resolutions of the Board of Directors or a duly authorized committee thereof under the General Corporation Law of the State of Delaware. The number of authorized shares of any class or classes of stock may be increased or decreased (but not below the number of shares thereof then outstanding) by the affirmative vote of the holders of a majority of the Common Stock of the Corporation irrespective of the provisions of Section 242(b)(2) of the General Corporation Law of the State of Delaware or any corresponding provision hereafter enacted.

    At the effective time of this amendment to the Certificate of Incorporation of the Corporation, each five (5) issued and outstanding shares of Common Stock of the Corporation shall be combined into one (1) share of validly issued, fully paid and nonassessable Common Stock of the Corporation. No scrip or fractional shares shall be issued by reason of this amendment.

PROXY                      RJR NABISCO HOLDINGS CORP.
                 ANNUAL MEETING OF STOCKHOLDERS--APRIL 12, 1995
             PROXY SOLICITATION ON BEHALF OF THE BOARD OF DIRECTORS

   The undersigned hereby constitutes and appoints Charles M. Harper, John G. Medlin, Jr. and Jo-Ann Ford, and each of them, his true and lawful agents and proxies with full power of substitution in each, to represent the undersigned at the Annual Meeting of Stockholders of RJR NABISCO HOLDINGS CORP., to be held at Le Centre Sheraton, 1201 Boulevard Rene-Levesque Ouest, Montreal, Quebec, Canada, on Wednesday, April 12, 1995 at 2:00 P.M., and at any adjournments or postponements thereof, and to vote all the shares of stock of the Company which the undersigned may be entitled to vote on all matters coming before said meeting.

   Election of Directors, Nominees:

J.T. Chain, Jr.; J.L. Chambers; J.L. Clendenin; H.J. Greeniaus; C.M. Harper; J.W. Johnston; H.R. Kravis; J.G. Medlin, Jr.; R.L. Ridgway; C.S. Robbins; G.R. Roberts; and S.M. Stuart.

   THIS PROXY WHEN PROPERLY EXECUTED WILL BE VOTED IN THE MANNER DIRECTED HEREIN BY THE UNDERSIGNED STOCKHOLDER. IF NO DIRECTION IS MADE, THIS PROXY WILL BE VOTED FOR PROPOSALS 1, 2 AND 3 AND AGAINST PROPOSALS 4, 5, 6 AND 7. PLEASE MARK THIS PROXY CARD, FILL IN THE DATE AND SIGN ON THE REVERSE SIDE AND RETURN PROMPTLY IN THE ACCOMPANYING ENVELOPE. NO POSTAGE IS NECESSARY IF MAILED IN THE UNITED STATES.

   Change of address:
__________________________________________________

__________________________________________________
(If you have written in the above
space, please mark the
corresponding box on the reverse side
of this card.)

                              -------------------

   /X/ Please mark your votes as in this example.

   The proxies are directed to vote as specified below and in their discretion on all other matters. If no direction is made, this signed Proxy will be voted FOR the election of all directors, FOR proposals 2 and 3 and AGAINST proposals 4, 5, 6 and 7.

THE BOARD OF DIRECTORS RECOMMENDS A VOTE FOR PROPOSALS 1, 2 AND 3.

1. Election of Directors (see reverse)
                   FOR / /  WITHHELD / /

  For, except withheld from the following nominee(s):

  ------------------------------------------------------

 2. Ratify the appointment of Deloitte & Touche as Independent Auditors.
                   FOR / /    AGAINST / /    ABSTAIN / /

 3. Amend Certificate of Incorporation to effect one-for-five reverse split of common stock and to reduce the authorized shares of common stock.
                   FOR / /    AGAINST / /    ABSTAIN / /

THE BOARD OF DIRECTORS RECOMMENDS A VOTE AGAINST PROPOSALS 4, 5, 6, AND 7.

4. Stockholder proposal on equal employment reporting.
                   FOR / /    AGAINST / /    ABSTAIN / /

5. Stockholder proposal on nicotine manipulation.
                   FOR / /    AGAINST / /    ABSTAIN / /

6. Stockholder proposal on warning labels for advertising and promotional items.
                   FOR / /    AGAINST / /    ABSTAIN / /

7. Stockholder proposal to spin off tobacco business.
                   FOR / /    AGAINST / /    ABSTAIN / /

                                               REQUEST          CHANGE OF
                                               ADMITTANCE       ADDRESS ON
                                               TICKET FOR       REVERSE SIDE / /
                                               MEETING / /


                                               Please sign exactly as
                                               name appears hereon.
                                               Joint owners should each
                                               sign. When signing as
                                               attorney, executor,
                                               administrator, trustee or
                                               guardian, please give
                                               full title as such.

                                               _______________________________

                                               _______________________________
                                                Signature(s)          Date

P  R  O  X  Y                                                         [ PERCS ]
                          RJR  NABISCO  HOLDINGS  CORP.
                 ANNUAL MEETING OF STOCKHOLDERS - APRIL 12, 1995
             PROXY SOLICITATION ON BEHALF OF THE BOARD OF DIRECTORS

           The undersigned hereby constitutes and appoints Charles M. Harper, John G. Medlin, Jr. and Jo-Ann Ford, and each of them, his true and lawful agents and proxies with full power of substitution in each, to represent the undersigned at the Annual Meeting of Stockholders of RJR Nabisco Holdings Corp., to be held at Le Centre Sheraton, 1201 Boulevard Rene-Levesque Ouest, Montreal, Quebec, Canada, on Wednesday, April 12, 1995 at 2:00 p.m., and at any adjournments or postponements thereof, and to vote all the shares of stock of the Company which the undersigned may be entitled to vote on all matters coming before said meeting.

          The undersigned is acting pursuant to instructions from the holders of Series C Depositary Shares, each representing one-tenth of a share of Series C Conversion Preferred Stock (PERCS), and evidenced by depositary receipts issued under the Deposit Agreement, dated as of May 6, 1994, between RJR Nabisco Holdings Corp. and the undersigned.

          THIS PROXY WHEN PROPERLY EXECUTED WILL BE VOTED IN THE MANNER DIRECTED HEREIN BY THE UNDERSIGNED STOCKHOLDER. IF NO DIRECTION IS MADE, THIS PROXY WILL BE VOTED FOR THE ELECTION OF ALL DIRECTORS, FOR PROPOSALS 2 AND 3 AND AGAINST PROPOSALS 4, 5, 6 AND 7, AND IN THE DISCRETION OF THE PROXIES ON ALL OTHER
MATTERS. PLEASE MARK THIS PROXY CARD, FILL IN THE DATE AND SIGN AND RETURN PROMPTLY IN THE ACCOMPANYING ENVELOPE. NO POSTAGE IS NECESSARY IF MAILED IN THE UNITED STATES.

       THE BOARD OF DIRECTORS RECOMMENDS A VOTE FOR PROPOSALS 1, 2 AND 3.

       1.  Election of Directors
                                        FOR                     WITHHELD
          J.T. Chain, Jr.     ______________________     ______________________
          J.L. Chambers       ______________________     ______________________
          J.L. Clendenin      ______________________     ______________________
          H.J. Greeniaus      ______________________     ______________________
          C.M. Harper         ______________________     ______________________
          J.W. Johnston       ______________________     ______________________
          H.R. Kravis         ______________________     ______________________
          J.G. Medlin, Jr.    ______________________     ______________________
          R.L. Ridgway        ______________________     ______________________
          C.S. Robbins        ______________________     ______________________
          G.R. Roberts        ______________________     ______________________
          S.M. Stuart         ______________________     ______________________

      2.  Ratify the appointment of Deloitte & Touche as Independent Auditors
               FOR                   AGAINST                  ABSTAIN
       _____________________   _____________________   ____________________


      3. Amend Certificate of Incorporation to effect one-for-five reverse split of common stock and to reduce the authorized shares of common stock

               FOR                   AGAINST                  ABSTAIN
       _____________________   _____________________   ____________________

                                                        [ continued on reverse ]

    THE BOARD OF DIRECTORS RECOMMENDS A VOTE AGAINST PROPOSALS 4, 5, 6 AND 7.

      4.  Stockholder proposal on equal employment reporting

               FOR                   AGAINST                  ABSTAIN
       _____________________   _____________________   ____________________



      5.  Stockholder proposal on nicotine manipulation

               FOR                   AGAINST                  ABSTAIN
       _____________________   _____________________   ____________________


      6. Stockholder proposal on warning labels for advertising and promotional items

               FOR                   AGAINST                  ABSTAIN
       _____________________   _____________________   ____________________


      7.  Stockholder proposal to spin off tobacco business


               FOR                   AGAINST                  ABSTAIN
       _____________________   _____________________   ____________________

                            Please sign exactly as name appears hereon. Joint owners should each sign. When signing as attorney, executor, administrator, trustee or guardian, please give full title as such.

                            _________________________________________
                            Signature(s)                         Date


First Chicago Trust Company of New York as
     Depositary under a Deposit Agreement dated
     5/6/94 between RJR Nabisco Holdings Corp.
     and First Chicago Trust Company of New York
14 Wall Street
New York, NY  10005
     Holder of record of 26,675,000 shares
     of Series C Conversion Preferred Stock

P  R  O  X  Y                                                          [ ESOP ]
                          RJR  NABISCO  HOLDINGS  CORP.
                 ANNUAL MEETING OF STOCKHOLDERS - APRIL 12, 1995
             PROXY SOLICITATION ON BEHALF OF THE BOARD OF DIRECTORS


           The undersigned hereby constitutes and appoints Charles M. Harper, John G. Medlin, Jr. and Jo-Ann Ford, and each of them, his true and lawful agents and proxies with full power of substitution in each, to represent the undersigned at the Annual Meeting of Stockholders of RJR Nabisco Holdings Corp., to be held at Le Centre Sheraton, 1201 Boulevard Rene-Levesque Ouest, Montreal, Quebec, Canada, on Wednesday, April 12, 1995 at 2:00 p.m., and at any adjournments or postponements thereof, and to vote all the shares of stock of the Company which the undersigned may be entitled to vote on all matters coming before said meeting.

          THIS PROXY WHEN PROPERLY EXECUTED WILL BE VOTED IN THE MANNER DIRECTED HEREIN BY THE UNDERSIGNED STOCKHOLDER. IF NO DIRECTION IS MADE, THIS PROXY WILL BE VOTED FOR THE ELECTION OF ALL DIRECTORS, FOR PROPOSALS 2 AND 3 AND AGAINST PROPOSALS 4, 5, 6 AND 7, AND IN THE DISCRETION OF THE PROXIES ON ALL OTHER
MATTERS. PLEASE MARK THIS PROXY CARD, FILL IN THE DATE AND SIGN AND RETURN PROMPTLY IN THE ACCOMPANYING ENVELOPE. NO POSTAGE IS NECESSARY IF MAILED IN THE UNITED STATES.

       THE BOARD OF DIRECTORS RECOMMENDS A VOTE FOR PROPOSALS 1, 2 AND 3.

      1.  Election of Directors
                                  FOR                        WITHHELD
       J.T. Chain, Jr.     ______________________     ______________________
       J.L. Chambers       ______________________     ______________________
       J.L. Clendenin      ______________________     ______________________
       H.J. Greeniaus      ______________________     ______________________
       C.M. Harper         ______________________     ______________________
       J.W. Johnston       ______________________     ______________________
       H.R. Kravis         ______________________     ______________________
       J.G. Medlin, Jr.    ______________________     ______________________
       R.L. Ridgway        ______________________     ______________________
       C.S. Robbins        ______________________     ______________________
       G.R. Roberts        ______________________     ______________________
       S.M. Stuart         ______________________     ______________________

      2.  Ratify the appointment of Deloitte & Touche as Independent Auditors

               FOR                   AGAINST                  ABSTAIN
       _____________________   _____________________   ____________________


      3. Amend Certificate of Incorporation to effect one-for-five reverse split of common stock and to reduce the authorized shares of common stock

               FOR                   AGAINST                  ABSTAIN
       _____________________   _____________________   ____________________


                                                    [ continued on reverse ]

    THE BOARD OF DIRECTORS RECOMMENDS A VOTE AGAINST PROPOSALS 4, 5, 6 AND 7.

      4.  Stockholder proposal on equal employment reporting

               FOR                   AGAINST                  ABSTAIN
       _____________________   _____________________   ____________________



      5.  Stockholder proposal on nicotine manipulation

               FOR                   AGAINST                  ABSTAIN
       _____________________   _____________________   ____________________


      6. Stockholder proposal on warning labels for advertising and promotional items

               FOR                   AGAINST                  ABSTAIN
       _____________________   _____________________   ____________________



      7.  Stockholder proposal to spin off tobacco business

               FOR                   AGAINST                  ABSTAIN
       _____________________   _____________________   ____________________



                          Please sign exactly as name appears hereon. Joint owners should each sign. When signing as attorney, executor, administrator, trustee or guardian, please give full title as such.

                          _________________________________________
                          Signature(s)                         Date


Bull & Co.
Wachovia Bank of North Carolina, N.A.
Box 3075, Trust Operations
Winston-Salem, NC  27102
       Holder of record of 15,322,114 shares
       of ESOP Convertible Preferred Stock


                                      - 2 -